EXECUTION COPY

AGREEMENT OF LIMITED PARTNERSHIP

OF

BERKSHIRE MULTIFAMILY VALUE FUND, L.P.

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Page

ARTICLE I	FORMATION	1
1.01.	Formation	1
1.02.	Name	1
1.03.	Place of Business	1
1.04.	Registered Office; Principal Office	1
1.05.	Term	1
ARTICLE II	DEFINITIONS	2
2.01.	Definitions	2
ARTICLE III	PURPOSE AND BUSINESS	10
3.01.	Business.	10
3.02.	Authorized Activities.	10
3.03.	Prohibited Activities	13
3.04.	Commitment Transfer Option	14
3.05.	Coinvestment Opportunities	14
ARTICLE IV	BERKSHIRE INTERESTS AND CAPITAL	15
4.01.	General Partner	15
4.02.	Limited Partners	15
4.03.	Capital Contributions	15
4.04.	Default by Partners	17
4.05.	Interest	20
4.06.	Capital Account	20
4.07.	Withdrawal of Capital Contributions	21
4.08.	Restoration of Negative Capital Accounts	21
4.09.	Admission of Limited Partners After First Closing	21
ARTICLE V	PROFITS, LOSSES AND DISTRIBUTIONS	22
5.01.	Allocation of Profits and Losses	22
5.02.	Distributions	22
5.03.	Tax Distributions	23
5.04.	Withholding and Income Taxes.	23
5.05.	Form of Distributions.	24

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5.06.	Retention of Net Investment Revenues	25
ARTICLE VI	RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER	25
6.01.	Management	25
6.02.	Authority	25
6.03.	Limitations on the General Partner	26
6.04.	Business with Affiliates	27
6.05.	Liability for Acts and Omissions	28
6.06.	Partnership Costs and Expenses	31
6.07.	Organizational Expenses; General Partner Fees; Placement Agent Fees	31
6.08.	Key Man Provisions	32
6.09.	Presentation of Opportunities to the Partnership.	33
6.10.	Other Activities	34
6.11.	Miscellaneous Revenues	34
6.12.	Investment Committee.	34
6.13.	General Partner Claw Back	34

ARTICLE VII	ASSIGNMENTS, WITHDRAWAL AND REMOVAL OF THE GENERAL PARTNER 35
7.01.	Assignment or Withdrawal by the General Partner	35
7.02.	Voluntary Assignment or Withdrawal of the General Partner	35
7.03.	Bankruptcy of the General Partner	35
7.04.	Removal of the General Partner.	36
7.05.	Obligations of a Prior General Partner	38
7.06.	Successor General Partner	38
ARTICLE VIII	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	39
8.01.	Management of the Partnership	39
8.02.	Limitation on Liability	39
8.03.	Power of Attorney	39
8.04.	Confirmation of Credit Facilities and Other Borrowings	40
ARTICLE IX	TRANSFER OF LIMITED PARTNERSHIP INTERESTS	41
9.01.	Transfers	41
9.02.	Transfer by Limited Partners	41

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9.03.	Substitute Limited Partner	42
9.04.	Involuntary Withdrawal by Limited Partners	43
ARTICLE X	DISSOLUTION AND LIQUIDATION; CONTINUATION	43
10.01.	Dissolution	43
10.02.	Liquidation	44
10.03.	Continuation of Partnership	44
ARTICLE XI	REPRESENTATIONS AND WARRANTIES OF THE PARTNERS	44
11.01.	Representations and Warranties of the Limited Partners	44
11.02.	Representations and Warranties of the General Partner	45
ARTICLE XII	ACCOUNTING AND REPORTS	46
12.01.	Books and Records	46
12.02.	Tax Matters Partner	47
12.03.	Reports to Partners	48
12.04.	Partnership Funds	49
ARTICLE XIII	CERTAIN ERISA MATTERS	50
13.01.	Operating Company	50
13.02.	ERISA Opinion	50
ARTICLE XIV	AMENDMENTS AND MEETINGS	52
14.01.	Amendment Procedure	52
14.02.	Exceptions	53
14.03.	Meetings and Voting	54
ARTICLE XV	ADVISORY COMMITTEE	54
15.01.	Selection of the Advisory Committee	54
15.02.	Meetings of and Action by the Advisory Committee	54
15.03.	Annual Meeting of Advisory Committee	55
15.04.	Functions of the Advisory Committee	55
ARTICLE XVI	MISCELLANEOUS	56
16.01.	Title to Partnership Property	56
16.02.	Validity	56
16.03.	Applicable Law	56

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16.04.	Binding Agreement	56
16.05.	Waiver of Action for Partition	56
16.06.	Record of Limited Partners	57
16.07.	Headings	57
16.08.	Terminology	57
16.09.	Counterparts	57
16.10.	Entire Agreement	57
16.11.	Disclaimer	57
16.12.	No Third Party Rights	57
16.13.	Services to the Partnership	57
16.14.	Confidentiality	58
SCHEDULE A CAPITAL COMMITMENTS		S-1
APPENDIX A	PROFITS, LOSSES, TAX AND OTHER ALLOCATIONS	A-1

EXHIBIT 1

,FORM OF SUBSCRIPTION AGREEMENT  E-1

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AGREEMENT OF LIMITED PARTNERSHIP OF

BERKSHIRE MULTIFAMILY VALUE FUND, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP is made as of August 12, 2005, by and among Berkshire Multifamily Value Fund, GP, L.L.C., a Delaware limited liability company, as the General Partner, and the Limited Partners. Each capitalized term utilized in this Agreement shall have the meaning ascribed to such term in Article II or Appendix A.

RECITALS

WHEREAS, the parties desire to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., as amended from time to time (the “Act”), for the purposes hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

FORMATION

1.01.      Formation. The Partnership has been formed as a limited partnership under the laws of the State of Delaware. The General Partner shall take all actions necessary to assure the prompt filing of a Certificate of Limited Partnership, as required by the Act. The General Partner shall appoint such agents and attorneys for service of process as may be necessary or appropriate in connection with the formation and continuation of the Partnership under the laws of the State of Delaware. The General Partner shall take all other necessary action required by law to perfect and maintain the Partnership as a limited partnership under the Act and in all other jurisdictions in which the Partnership may elect to conduct business.

1.02.      Name. The name of the Partnership is “Berkshire Multifamily Value Fund, L.P.,” which name may be changed by the General Partner after Notice to the Limited Partners.

1.03.      Place of Business. The principal office and place of business of the Partnership is located at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The General Partner may change the location of the Partnership’s principal office and may establish such additional offices of the Partnership as it may from time to time determine upon Notice to the Limited Partners.

1.04.      Registered Office; Principal Office. The address of the registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is the Corporation Service Company.

1.05.      Term. The Partnership shall continue in full force and effect from the date the Certificate of Limited Partnership was filed through the date of dissolution and termination of the Partnership as provided in Article X hereof. At such time as the Partnership is terminated, a statement of cancellation shall be filed with the appropriate governmental office of the State of Delaware, as required by law.

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ARTICLE II

DEFINITIONS

2.01.      Definitions. In addition to the terms defined in Appendix A hereto, the following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

(A)        9% Investment Preferred Return: For each Limited Partner, a 9% per annum return compounded annually, on such Limited Partner’s aggregate Capital Contributions (other than Capital Contributions returned pursuant to Section 4.09 hereof), commencing on the later of the due date or the date of funding of each such Capital Contribution and ending on the date such Capital Contribution (or portion thereof) and the accrued and unpaid return thereon is distributed pursuant to this Agreement.

(B)         12.5% Investment Preferred Return: For each Limited Partner, a 12.5% per annum return compounded annually, on such Limited Partner’s aggregate Capital Contributions (other than Capital Contributions returned pursuant to Section 4.09 hereof), commencing on the later of the due date or the date of funding of each such Capital Contribution and ending on the date such Capital Contribution (or portion thereof) and the accrued and unpaid return thereon is distributed pursuant to this Agreement.

(C)         Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., as it may be amended from time to time or any successor statute.

(D)	Advisory Committee: The committee described in Article XV.

(E)         Affiliate: When used with reference to a specified Person, (a) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, (b) any Person who, from time to time, is (i) an officer or director of a specified Person, or (ii) a spouse or immediate family relative of a specified Person, and (c) any Person which, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities or other ownership interests of the specified Person or of which the specified Person is directly or indirectly the owner of twenty-five percent 25% or more of any class of equity securities or other ownership interests, which definition shall, as applied to the General Partner, specifically include (x) any officer, director, shareholder or member of the General Partner or Berkshire Property Advisors, L.L.C. and (y) any officer, director or 25% or more shareholder of BIR.

(F)         Agreement: This Agreement of Limited Partnership, as it may be amended from time to time.

(G)         Alternative Investment Vehicles: Shall have the meaning ascribed to such term in Section 3.04.

(H)         Bankruptcy: For purposes of this Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency law, or the entry of an order, judgment or decree by a court of competent jurisdiction which continues in effect and unstayed for 60 days of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to

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make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or, if within 90 days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the failure of such case or action to have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within 90 days after the judicial appointment without the consent or acquiescence of such Person of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.

(I)          BIR: Berkshire Income Realty, Inc., a real estate investment trust controlled by Affiliates of the Partnership.

(J)          Business Day: Any day on which banks located in Boston, Massachusetts are not required or authorized to be closed for the conduct of regular banking business.

(K)         Capital Account: The account maintained by the Partnership for each Partner as provided in Section 4.06 of this Agreement.

(L)         Capital Commitment: With respect to each Partner, the amount set forth on Schedule A opposite its name, as may be amended from time to time pursuant to the terms of this Agreement.

(M)        Capital Contribution: Unless otherwise provided in this Agreement, the total amount of money contributed by each Partner to the Partnership pursuant to the terms of this Agreement.

(N)         Cause: (i) A material failure by the General Partner to carry out its obligations hereunder which constitutes fraud, willful misconduct, gross negligence or bad faith; (ii) a failure of the General Partner to comply with the provisions of Section 7.01 hereof; (iii) the engagement by the General Partner or its Affiliates in criminal misconduct directly or specifically related to the business of the Partnership, or which, in the reasonable judgment of the Advisory Committee, impairs or is likely to impair the General Partner’s effectiveness in carrying out its obligations under this Agreement or (iv) a material breach of this Agreement by the General Partner, which material breach continues for a period of 30 days (or (x) in the case of a failure by the General Partner or any Limited Partner which is an Affiliate of the General Partner to make a Capital Contribution (which shall be considered a material breach by the General Partner hereunder), such failure continues for a period of five days or (y) if the material breach can be cured but is not capable of being cured within such 30-day period, such longer period of time as is necessary to cure such material breach provided that such cure is diligently pursued during and after such 30-day period, but in no event shall such cure period exceed 90 days) following the receipt by the General Partner of Notice of such material breach from the Advisory Committee (which Notice shall be sent upon the determination by the Advisory Committee that such material breach exists).

(O)	Closing: The First Closing or a Subsequent Closing, as the case may be.

(P)         Code: The U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statutory provisions.

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(Q)         Coinvestment Opportunities: Opportunities that the General Partner, in its sole discretion, elects to provide to the Limited Partners (in their individual capacities and not in their capacities as Limited Partners) to invest in Investments alongside the Partnership.

(R)         Coinvestment Vehicle: An entity formed by the General Partner or its Affiliates for the purpose of investing in one or more Coinvestment Opportunities.

(S)         Commitment Period: The period beginning on the First Closing and ending on the third anniversary of the final Subsequent Closing, unless (i) (a) in the opinion of counsel selected by the General Partner, changes in applicable law after the date hereof have materially adversely affected the ability of the Partnership to achieve its investment objectives, and the Advisory Committee has consented thereto, (b) the General Partner determines, in its reasonable discretion, that there are insufficient business opportunities consistent with the investment objectives of the Partnership, and the Advisory Committee has consented thereto or (c) at least 80% of the aggregate Capital Commitments have been invested or committed or reserved for a specified purpose (such as a follow-on investment) or utilized to pay or reserved to pay Investment Expenses, in any of which events the General Partner may terminate the Commitment Period prior to the third anniversary of the final Subsequent Closing or (ii) the Commitment Period is earlier terminated as otherwise provided in this Agreement.

(T)         Compliance Taxes: Shall have the meaning ascribed to such term in Section 5.04.

(U)         Consent: Either the written consent of a Person, or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the Consent is solicited, or the act of granting such Consent, as the context may require. Subject to Section 14.03(C), reference to the Consent of a stated percentage of the Percentage Interests of the Limited Partners means the Consent of a number of the Limited Partners not then in default whose combined Percentage Interests represent at least such stated percentage of the total Percentage Interests of the Limited Partners not then in default, or such higher percentage as is required by applicable law. Except as otherwise herein specifically provided, all Limited Partners shall be considered to constitute a single class or group, and shall vote together, for purposes of granting any Consent pursuant to this Agreement or the Act.

(V)         Cumulative Investment Preferred Return: Both the 9% Investment Preferred Return and the 12.5% Investment Preferred Return.

(W)       Debt Ratio: The ratio of (A) the aggregate amount of (x) debt secured by Investments or other assets of the Partnership or any of its subsidiaries, (y) guarantees secured by Investments or other assets of the Partnership or any of its subsidiaries and (z) other indebtedness for borrowed money maintained by the Partnership or any of its subsidiaries, divided by (B) the value of the Investments owned by the Partnership and its subsidiaries as determined in good faith by the General Partner.

(X)         Derivatives: A financial instrument, product or index which is not a direct investment, but instead derives its economic characteristics from the economic characteristics of one or more direct or derivative financial instruments, products or indexes.

(Y)	Due Date:	Shall have the meaning ascribed to such term in Section 5.04(D).

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(Z)         ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(AA)     ERISA Partner: Any Limited Partner that has notified the General Partner in writing that all or any portion of its assets are assets of an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code or that it is a nominee for, or is a trust established pursuant to, one or more such employee benefit plans, or is a “governmental plan” within the meaning of Section 3(32) of ERISA.

(BB)      Expert: An independent, nationally recognized investment banking firm or other appropriate, independent valuation expert, such as a broker, which Expert shall be selected in accordance with the procedures described in the appropriate sections of this Agreement.

(CC)      Fair Value: The fair value of any Interest or Investment, as determined by the General Partner or, in the case of Section 5.05, 7.03, 7.04 or 13.02, an Expert, using generally accepted valuation methods in good faith. All valuations shall be made taking into account all factors which might reasonably affect the sales price of the Interest or Investment in question, including, without limitation, if and as appropriate, the anticipated impact on current market prices of immediate sale, the lack of a market for such asset and the impact on present value of factors such as the length of time before any such sales may become possible and the cost and complexity of any such sales. For all purposes of this Agreement, all valuations made by the General Partner or any Expert shall be final and conclusive on the Partnership and all Partners, their successors and assigns, absent manifest error. In determining the Fair Value of assets, the General Partner or Expert may obtain and rely on information provided by any source or sources reasonably believed to be accurate.

(DD)      First Closing: The first date that any Limited Partner is admitted to the Partnership.

(EE)       Fiscal Year: The taxable year of the Partnership which, except in the case of a short taxable year, shall be the calendar year.

(FF)       General Partner: Berkshire Multifamily Value Fund, GP, L.L.C., or any other Person who becomes a successor general partner pursuant to the terms hereof.

(GG)      Indemnified Parties: Shall have the meaning ascribed to such term in Section 6.05(A).

(HH)      Interest: The ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

(II)         Investment: Any acquisition of or investment in, whether in the form of debt or equity, real estate, a corporation, partnership, trust, limited liability company or other entity, or a group of assets purchased in a single transaction or group of related transactions, or any other asset, including short-term investments of cash.

(JJ)	Investment Committee: The committee described in Section 6.12.

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(KK)      Investment Company Act: The U.S. Investment Company Act of 1940, as amended from time to time, or any successor statute.

(LL)       Investment Expenses: The sum of (i) Unconsummated Deal Costs, (ii) the Investment Management Fee, (iii) Organizational Expenses and (iv) Operating Expenses.

(MM)    Investment Management Fee: Shall have the meaning ascribed to such term in Section 6.07(B).

(NN)      Investment Revenues: The sum of (i) all receipts of the Partnership relating to the Investments other than Capital Contributions, which receipts include, without limitation, rents and other operating revenues, dividends, distributions and interest and proceeds from the sale or other disposition of all or a portion of the Investments (ii) any reserves previously set aside which are deemed available for distribution by the General Partner or Liquidator and (iii) any other miscellaneous receipts or revenues of the Partnership related directly to Investments held by the Partnership.

(OO)	Late Fee: Shall have the meaning ascribed to such term in Section 4.03(C).

(PP)       Limited Partner: Any limited partner admitted to the Partnership in accordance with the terms of this Agreement, including any Substitute Limited Partner(s).

(QQ)      Liquidator: The General Partner, or if the General Partner’s withdrawal or Bankruptcy caused the dissolution of the Partnership, such other Person who may be appointed by a majority of the Percentage Interests of the Limited Partners, who shall be responsible for taking all action necessary or appropriate to wind up the affairs and distribute the assets of the Partnership following its dissolution.

(RR)      Marketable Securities: Securities which are traded on a national securities exchange in the United States or included for quotation on the Nasdaq National Market and are not subject to restrictions on transfer as a result of applicable contract provisions or the provisions of applicable securities laws or regulations.

(SS)       Net Adjusted Capital Contribution: With respect to each Partner, as of any time, the aggregate Capital Contributions of such Partner as of such time, less the sum of (i) any distributions in return of such Capital Contributions previously made to such Partner pursuant to Sections 5.02(B) and (ii) any refunds of Capital Contributions made (x) by Partners participating in a Subsequent Closing in accordance with Section 4.09, or (y) pursuant to Section 4.03(A).

(TT)      Net Investment Revenues: For any period, the excess of Investment Revenues over (i) Investment Expenses, (ii) amounts paid or payable in respect of any loan or other indebtedness and (iii) reserves maintained in accordance with Sections 5.06 and 6.03(B).

(UU)      Noncontributing Partner: Shall have the meaning ascribed to such term in Section 4.03(C).

(VV)      Notice: A writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by facsimile or similar electronic means, overnight courier or registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Partnership. A Notice shall be deemed given and received effectively (i) upon personal delivery, (ii) if

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sent by facsimile or similar electronic means (excluding, for the avoidance of doubt, email), when confirmation of transmission is received or, if such confirmation is received on a day other than a Business Day, on the next Business Day, (iii) if delivered by overnight courier, on the next Business Day after delivery to the overnight courier service and (iv) if sent by registered or certified mail, three Business Days after delivery to the United States postal service; provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement.

(WW)   Operating Expenses: Except as otherwise specifically provided in this Agreement, including, without limitation, Section 6.06, all third-party costs and expenses of maintaining the operations of the Partnership and its Investments (to the extent not paid for or reimbursed by such Investment), determined on a cash basis, including, without limitation, taxes; fees and other governmental charges levied against the Partnership; insurance, administrative fees; fees for outside services; audit costs; expenses of custodians, outside counsel and accountants; travel expenses for maintaining, acquiring and disposing of an Investment and costs and expenses relating to litigation, and specifically including the costs of any services provided by the General Partner or its Affiliates in accordance with Section 6.04, but specifically excluding the Investment Management Fee, Unconsummated Deal Costs and Organizational Expenses.

(XX)      Organizational Expenses: Expenses incurred in connection with the organization and formation of the Partnership and the offering of the Limited Partner Interests in the Partnership, including, without limitation, legal and accounting fees and expenses, printing costs, filing fees, the transportation, meal and lodging expenses of the personnel of the General Partner and all fees and costs due to any Placement Agent; provided, that the amount of Organizational Expenses for which the Partnership is obligated to reimburse the General Partner is subject to the limitations set forth in Section 6.07(A); and, provided, further, that all fees and costs owed by the Partnership to any Placement Agent shall not be Organizational Expenses for purposes of Section 6.07(A).

(YY)      Original Payment Date: Shall have the meaning ascribed to such term in Section 4.03(C).

(ZZ)      Partner(s): As the context may require, some or all of the General Partner and the Limited Partners.

(AAA)  Partnership: The limited partnership referred to in this Agreement, as said limited partnership may from time to time be constituted.

(BBB)	Payment Date: Shall have the meaning ascribed to such term in Section 5.04(D).

(CCC)    Percentage Interest: As of any given time, as to any Partner, a fraction, expressed as a percentage, equal to the amount of the Capital Commitment of such Partner divided by the total Capital Commitments of all Partners, as may be adjusted from time to time in accordance with the provisions of this Agreement.

(DDD)   Person: Any individual, partnership, corporation, limited liability company, trust or other entity.

(EEE)     Placement Agent: Any third party placement agent, financial consultant or finder retained by the General Partner in connection with the sale and offering of the Interests.

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(FFF)     Plan Assets Committee: Shall have the meaning ascribed to such term in Section 13.02(B).

(GGG)    Plan Assets Regulations: The regulations contained in 29 CFR § 2510.3-101 or successor regulations.

(HHH)   Prime Rate: The rate of interest on such date as is published in H.15(519) under the caption “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the relevant date, the rate as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.” If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant date, then the Prime Rate “prime rate” in effect at its principal office in New York City.

(III)        Profits and Losses: Respectively, for each Fiscal Year or other period, the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), adjusted as follows:

(1)          any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(2)          in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation (as defined in Appendix A) for such Fiscal Year or other period;

(3)          any items that are specially allocated pursuant to Appendix A shall not be taken into account in computing Profits or Losses;

(4)          any expenditures of the Partnership described in Code § 705(a)(2)(B) (or treated as such under Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses shall be deducted from such U.S. taxable income or loss;

(5)          in the event the Gross Asset Value of any Partnership asset is adjusted in accordance with paragraph (B) of the definition of Gross Asset Value in Appendix A, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Partnership asset for purposes of computing Profits or Losses;

(6)          gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding the fact that the adjusted tax basis of such Partnership asset differs from its Gross Asset Value; and

(7)          an allocation of Partnership Profits or Losses to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such Profits or Losses.

Profits and Losses shall be further determined and adjusted in accordance with the Regulations issued under Section 704 of the Code.

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(JJJ)	Refund Partner: Shall have the meaning ascribed to such term in Section 4.09.

(KKK)   Regulations: The regulations of the U.S. Treasury Department promulgated under the Code.

(LLL)     Remaining Capital Commitment: With respect to each Partner at any given time, such Partner’s Capital Commitment adjusted as follows: (i) reduced by such Partner’s Capital Contributions; and (ii) increased by (a) any refunds of Capital Contributions made by Partners participating in a Subsequent Closing in accordance with Section 4.09, (b) any unused Capital Contributions refunded in accordance with Section 4.03(A) and (c) distributions made during the period beginning on the date of the First Closing and ending 18 months thereafter that represent a return of Capital Contributions.

(MMM)             Securities Act: The U.S. Securities Act of 1933, as amended, and all rules, rulings and regulations promulgated thereunder.

(NNN)   Service: The U.S. Internal Revenue Service, a branch of the U.S. Treasury Department.

(OOO)   Subscription Agreement: The agreement substantially in the form of Exhibit 1 to be executed and delivered by each Limited Partner at a Closing in which it is making a Capital Commitment.

(PPP)     Subsequent Closing: A Closing that occurs after the First Closing at which any existing Limited Partner increases its Capital Commitment, or any additional Limited Partner is admitted to the Partnership; provided, that if there are no Subsequent Closings the final Subsequent Closing for purposes of this Agreement shall be the First Closing, if the Capital Commitments of the Partners (who are not Affiliates of the General Partner) admitted to the Partnership at the First Closing are not less than $300 million in the aggregate or, if such amount of Capital Commitments are not then obtained, the nine month anniversary of the First Closing.

(QQQ)    Substitute Limited Partner: Any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03.

(RRR)    Successor Fund: Shall have the meaning ascribed to such term in Section 6.09(D).

(SSS)     Suitable Investment: An individual real estate-related investment within the scope of Section 3.01(A); provided, that, upon the request of the General Partner, the Advisory Committee may determine any such investment shall not be a Suitable Investment.

(TTT)	TMP: Shall have the meaning ascribed to such term in Section 12.02.

(UUU)   Transaction in Progress: As of any given date, a transaction in which the relevant Person (or any Person in which such Person has an ownership interest or any other Affiliate of such Person that is acting on behalf of such Person) has placed a bid (whether binding or not, but if not binding with a material deposit required) in a competitive bidding situation, or entered into a letter of intent, memorandum of understanding or similar document (whether or not such document created a legally binding obligation to proceed with such transaction) or a definitive agreement to proceed with such transaction.

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(VVV)    Transfer: A sale, assignment, transfer or other disposition, or pledge, hypothecation or other encumbrance, of an Interest and, with respect to the General Partner, any Transfer by (i) the general partner of the General Partner of a controlling interest in the General Partner or (ii) the members of the general partner of the General Partner of a controlling interest in the general partner of the General Partner.

(WWW)            Unconsummated Deal Costs: Fees and expenses (including travel expenses) paid to third parties for services rendered in connection with an unconsummated transaction.

(XXX)   Withholding and Income Taxes: Shall have the meaning ascribed to such term in Section 5.04.

ARTICLE III

PURPOSE AND BUSINESS

3.01.	Business.

(A)        The primary purpose of the Partnership is to acquire, reposition, manage and dispose of multifamily property debt and equity Investments primarily located in select major metropolitan markets of the United States. The Partnership may engage in open market purchases, privately-negotiated transactions or other means of pursuing an Investment, and may engage in Investments directly or indirectly, through subsidiaries, partnership interests, joint ventures or otherwise.

(B)         The Partnership may engage in any other activities permitted by law and related or incidental to those referred to in this Section 3.01, including making temporary investments pursuant to Section 3.02(M) hereof.

3.02.      Authorized Activities. In carrying out the purposes of this Agreement, but subject to all other provisions of this Agreement and applicable law, the Partnership is empowered and authorized:

(A)        to acquire, invest in, lease, hold, mortgage, pledge, manage, operate or otherwise deal in or with the Investments and any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, whether directly or indirectly, through subsidiaries, partnership interests, securities, joint ventures or otherwise, and to sell, transfer or otherwise dispose of the Investments;

(B)         to construct, operate, develop, maintain, finance, refinance, reposition, improve, own, sell, convey, assign, mortgage, lease or foreclose upon any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

(C)         (i)  to borrow money and issue evidences of indebtedness and guarantees to finance or refinance one or more of the Investments and (ii) to secure any such evidences of indebtedness and guarantees by mortgages, pledges or other liens, but only on the specific assets of such Investment so that such evidences of indebtedness and guarantees and documents securing the same, if any, shall effectively provide in substance and legal effect for recourse only to the specific assets of such Investment, with exceptions customary for secured indebtedness of a comparable type; provided, that this shall not increase the obligations of any Limited Partner hereunder; and provided further, that the General Partner shall use its reasonable best efforts in directing the conduct of the business of the Partnership to

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cause the Debt Ratio not to exceed 65% of the value of the Partnership’s Investments from and after the end of the Commitment Period;

(D)         (i)  in addition to borrowings under Section 3.02(C) (but still subject to the limitation on the Debt Ratio contained in Section 3.02(C)), to enter into credit facilities, borrow money and issue evidences of indebtedness (a) to pay Investment Expenses, (b) to make deposits in lieu of, or in advance of, Capital Contributions, and (c) for working capital for interim financing of Investments in lieu of, or in advance of, Capital Contributions and/or permanent financing, and (ii) to secure any such indebtedness or credit facilities by mortgages, pledges or other liens on any assets of the Partnership including, without limitation, the Partnership’s or the General Partner’s rights to call for Capital Contributions under Section 4.03 for the purposes described therein (and in connection therewith, to collaterally assign to any lender, in connection with the enforcement of its security interests granted for such indebtedness or credit facility, the right to (x) make such call, (y) receive the funds from such call and (z) exercise any remedies of the Partnership or the General Partner (or the Advisory Committee) under or related to this Agreement (including Section 4.04) in respect of any such call or such Capital Contribution), and to collaterally assign the Partnership’s or the General Partner’s security interest in the Interest of a Limited Partner pursuant to Section 4.04(B)(i); provided, that any such evidence of indebtedness and documents securing the same shall effectively provide in substance and legal effect that no Limited Partner shall have any personal liability for the payment of such indebtedness in excess of such Limited Partner’s Remaining Capital Commitment; and provided further, that no right or remedy referred to above shall be effective to the extent such right or remedy would result in a prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code unless an exemption therefrom shall have been obtained or otherwise apply;

(E)         to enter into, perform and carry out contracts of any kind necessary or incidental to the accomplishment of the purposes of the Partnership, including, without limitation, contracts with Affiliates of the General Partner pursuant to Section 6.04;

(F)         to bring, sue, prosecute, defend, settle or comprise actions at law or in equity related to the purposes of the Partnership;

(G)         to purchase, cancel or otherwise retire or dispose of the Interest of any Partner pursuant to the express provisions of this Agreement;

(H)         to execute and deliver all documents in connection with the sale of Limited Partner Interests, including but not limited to the Subscription Agreements and any side letters with one or more Limited Partners;

(I)          to lease those Investments in the form of real properties and collect all rents and other income and to pay therefrom expenses of the Partnership, including, without limitation, expenses relating to such Investments;

(J)          to prepay in whole or in part, refinance, recast, assume, increase, reduce, modify, extend, foreclose or transfer any mortgages constituting or affecting any of the Investments, and in connection therewith to execute any extensions, renewals, assumptions or modifications of any mortgage or deed of trust constituting or affecting any of the Investments;

(K)         to sell, exchange, transfer or otherwise dispose of all or any portion of an Investment, including but not limited to a transfer of all or any portion of the Investments to a publicly traded company;

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(L)         to incur all expenditures and pay the fees more particularly described in Sections 6.06 and 6.07;

(M)        to (i)  hold all or part of the assets, property or funds of the Partnership in cash or cash equivalents, (ii) make interim investments in U.S. government obligations, insured obligations which are rated not lower than AA by Standard & Poors or have a comparable rating from another nationally recognized rating agency, collateralized bank time deposits, repurchase agreements, money market funds, commercial paper which is rated not lower than P-1, certificates of deposit which are rated not lower than AA by Standard & Poors or have a comparable rating from another nationally recognized rating agency and banker’s acceptances eligible for purchase by the U.S. Federal Reserve and (iii) in connection with its Investments, purchase customary hedging instruments such as interest rate caps and collars, forward contracts and other financial instruments relating to such Investment designed to protect the Partnership against adverse movements in currency, stock price movements and/or interest rates, but not intended to speculate on an uncovered basis with respect to the foregoing or to trade in the foregoing, and except as provided in this clause (iii), the Partnership shall not be permitted to purchase Derivatives;

(N)         to make debt or equity investments, including the acquisition of Marketable Securities, in real estate-dependent companies;

(O)         to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes of the Partnership; and

(P)         to limit participation by “benefit plan investors” (as defined in the Plan Assets Regulations promulgated by the Department of Labor) to less than 25% of the Interests or exclude ERISA Partners subject to Title I of ERISA or Section 4975 of the Code altogether.

Notwithstanding any other provision hereof to the contrary, in the event the General Partner exercises its discretion to limit the participation of benefit plan investors or ERISA Partners in the Partnership under Section 3.02(P), (i) no transaction affecting the Interests shall be effective if the General Partner determines such transaction would result in benefit plan investors holding 25% or more of the Interests, as determined for purposes of the Plan Assets Regulations, (ii) the General Partner shall be authorized and empowered to take any actions it deems appropriate in connection with assuring compliance with the restrictions set forth in Section 3.02(P), including, but not limited to, requiring representations and agreements from current or prospective Limited Partners, and precluding, or not otherwise giving effect to, any purchase, acquisition, assignment or transfer of any Interest, or withdrawal of any Limited Partner and (iii) if, as a result of any transaction, investments by Limited Partners who have represented that they are benefit plan investors would equal or exceed 25% of the Interests, the General Partner may effect pro rata withdrawals by Limited Partners who have represented that they are benefit plan investors to reduce aggregate holdings of such benefit plan investors to less than 25% of such Interests.

The General Partner shall not cause the Partnership to acquire assets or engage in activities that generate “unrelated business taxable income” within the meaning of Section 512(a)(1) of the Code. Assets held, directly or indirectly, through an entity treated as a corporation for federal income tax purposes (including, but not limited to, a corporation that has elected or will elect to be treated as a “real estate investment trust” within the meaning of Sections 856-860 of the Code) shall satisfy the requirements of the preceding sentence and the General Partner is expressly authorized to cause the Partnership to acquire and hold assets directly or indirectly through such entities.

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3.03.      Prohibited Activities. Notwithstanding any other provision of this Agreement, the Partnership and the General Partner shall not be empowered or authorized, without the Consent of the Advisory Committee, to:

(A)        invest more than (i) 20% of the aggregate Capital Commitments of all Partners in any one transaction, meaning one or more related Investments for which a single investment decision is made and each transaction is not evaluated separately and independently; (ii) 10% of the aggregate Capital Commitments of all Partners in any one real property Investment; (iii) 10% of the aggregate Capital Commitments of all Partners in non-multifamily Investments; provided, that non-multifamily Investments may only be made to the extent they are related to multifamily assets that the Partnership seeks to acquire or control; (iv) 15% of the aggregate Capital Commitments of all Partners in loans or debt-like instruments secured by multifamily Investments acquired for the purposes of obtaining ownership of the underlying collateral; provided, that an Investment shall cease to be counted for purposes of this clause (iv) at such time as it ceases to be a loan or debt-like instrument or (v) 5% of the aggregate Capital Commitments of all Partners in ground-up development transactions; provided, however, that after consultation with and with the Consent of the Advisory Committee, the Partnership may, and the General Partner may cause the Partnership, without being subject to the limitations contained in this paragraph, to contribute all or any portion of the Partnership’s assets to one or more publicly traded entities or to Affiliates of such publicly traded entities; and provided, further, that multiple transactions with the same company or with the same joint venture partner or sponsor shall not be considered one Investment if each transaction is separately evaluated and made independently and is not part of a single investment decision;

(B)         after the Commitment Period, incur any additional indebtedness secured by Investments or guarantees, if the Debt Ratio as of such date, would exceed 65% of the Fair Value of all of the Partnership’s Investments as of such date (excluding indebtedness included in the calculation of the Debt Ratio), unless the Advisory Committee shall have approved the specified indebtedness;

(C)         pay any expenses or to reimburse the General Partner for any of its expenses incurred in connection with any potential investment for the Partnership not purchased by the Partnership if such investment is thereafter purchased by the General Partner, any party advised by the General Partner or their Affiliates in accordance with the terms hereof;

(D)         except as specifically provided herein, borrow money or enter into credit facilities or purchase Derivatives;

(E)	take any actions in violation of applicable laws;
(F)	enter into any transaction with an Affiliate in violation of Section 6.04;

(G)         make Investments in such a manner or in a jurisdiction in which the limited liability of the Limited Partners would not be respected;

(H)         invest in Marketable Securities, other than in connection with a contribution of all or any portion of the Partnership’s assets approved by the Advisory Committee and described in Section 3.03(A);

(I)          acquire Investments relating to real property situated in a country other than the United States;

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(J)	acquire Investments in a non-specified investment fund or similar venture;

(K)         except as provided in Section 6.04(B)(ii)(b), acquire Investments in assets in which the General Partner or its Affiliates has a pre-existing ownership interest; or

(L)         acquire any Investment and have failed to call capital from the Partners in respect of such Investment within six months of such acquisition in an amount at least equal to 25% of the total acquisition cost of such Investment.

3.04.      Commitment Transfer Option. If the Partnership encounters legal, tax or regulatory impediments to the making of a potential Investment, the General Partner may offer the Partners the opportunity to reduce their Remaining Capital Commitments in the Partnership by transferring a portion thereof to one or more entities organized by or on behalf of the General Partner or its Affiliates and having investment objectives, economic terms, conditions and management substantially identical, to the extent practicable, to those of the Partnership, but which would not encounter such legal, tax or regulatory impediments (“Alternative Investment Vehicles”); provided, that the gains and losses of any such Alternative Investment Vehicle shall be treated as having been realized by the Partnership for all economic calculations under this Agreement with respect to the Partners who participate in such Alternative Investment Vehicle (including, without limitation, Article V and the calculation of the General Partner claw back obligation pursuant to Section 6.13); provided, further, that (i) the General Partner or an Affiliate thereof shall serve as the managing general partner or in some other managing fiduciary capacity with respect to any such Alternative Investment Vehicle and (ii) any such reduction in the Remaining Capital Commitments does not cause an acceleration of any indebtedness pursuant to or a default under any credit facility referred to in Section 8.04. The General Partner will offer the Partners the opportunity to participate in an Alternative Investment Vehicle in proportion to their respective Percentage Interests; provided, however, such offer will not be made to Limited Partners whose participation, in the opinion of counsel to the Partnership, may cause or contribute to such legal, tax or regulatory impediments. To the extent a Limited Partner is precluded from, or elects not to participate in, an Alternative Investment Vehicle, the interest in the Alternative Investment Vehicle allocable to such non-participating Limited Partner shall first be offered to the participating Partners in proportion to their respective Percentage Interests prior to soliciting other investors to participate in the Alternative Investment Vehicle.

3.05.      Coinvestment Opportunities. During the Commitment Period, the Partnership may, at the General Partner’s sole and absolute discretion, provide Coinvestment Opportunities to the Limited Partners in instances in which the General Partner determines, in good faith, that it is not in the best interests of the Partnership to invest (or that the Partnership is prohibited from investing pursuant to the terms hereof) the entire amount required to fund such Investment because of the size of or risk inherent in such Investment or due to legal, regulatory or tax considerations or that such Coinvestment Opportunity is otherwise appropriate or feasible. Any Coinvestment Opportunities provided to the Limited Partners will be on such terms and conditions as the General Partner, in its sole discretion, may determine; provided, however, that Notice of all Coinvestment Opportunities shall be provided to all of the Limited Partners and that all of the Limited Partners shall have an opportunity to participate in such Coinvestment Opportunities on a pro rata basis and, unless otherwise approved by the Advisory Committee, shall have economic terms, as between the General Partner and the Limited Partners, no less favorable to the Limited Partners than the terms set forth in this Agreement. No Partner shall in any event be obligated to make a coinvestment. If after being offered to the Limited Partners, a portion of the Coinvestment Opportunity is not subscribed for, the General Partner may itself, or through an Affiliate, invest in that portion of the Coinvestment Opportunity. The General Partner and its Affiliates shall not invest in any Investment with the Partnership other than: (a) through a Coinvestment Vehicle that

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includes Limited Partners; (b) through a Coinvestment Vehicle to invest amounts necessary after a Coinvestment Opportunity has been offered to the Limited Partners and the Limited Partners have not subscribed for the full amount of the Coinvestment Opportunity; or (c) as permitted by or in accordance with Section 6.04.

ARTICLE IV

BERKSHIRE INTERESTS AND CAPITAL

4.01.	General Partner.

(A)        The name and address of the General Partner is Berkshire Multifamily Value Fund, GP, L.L.C., a Delaware limited liability company, having an address at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

(B)         The Capital Commitment of the General Partner, when combined with that of other Affiliates of the General Partner, shall at all times be equal to the lesser of (x) 10% of the total Capital Commitments and (y) $25,000,000.

(C)         Any Limited Partner that is an Affiliate of the General Partner will not be counted for any purpose when the Consent of the Limited Partners is sought hereunder (including determining the aggregate Percentage Interests of the Limited Partners). In the sole discretion of the General Partner with respect to a particular Investment, the General Partner may invest, or permit any Limited Partner that is an Affiliate of the General Partner to invest, the amount of capital that would otherwise be required from such Partner through a separate coinvestment vehicle on substantially the same terms and conditions as the Partnership, including the sharing of applicable expenses.

4.02.      Limited Partners. The name, address and Capital Commitment of each Limited Partner in the Partnership are set forth on Schedule A, as amended from time to time in accordance with the terms of this Agreement. A Person acquiring a Limited Partner Interest directly from the Partnership shall be admitted as a Limited Partner when such Person’s Subscription Agreement is accepted by the General Partner. A transferee acquiring a Limited Partner Interest through a Transfer shall become a Substitute Limited Partner when the provisions of Article IX have been complied with.

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4.03.	Capital Contributions.

(A)        Within 10 Business Days after a call issued as permitted by this Agreement from time-to-time by delivery of Notice to the Limited Partners from or on behalf of the General Partner, the Partners shall make cash Capital Contributions to the capital of the Partnership in the aggregate amount called, pro rata in accordance with the Partners’ relative Capital Commitments as of the date of such call; provided, however, that the General Partner shall not be required to contribute amounts pursuant to any call for Capital Contributions to the extent such amounts will be used by the Partnership to pay Investment Management Fees (as provided in Section 6.07(B)) or fees to any Placement Agent (as provided in Section 6.07(C)); provided, further, that with respect to calls for Capital Contributions in which the General Partner is not required to contribute capital as provided in this Section 4.03(A), each Limited Partner will make a Capital Contribution to the capital of the Partnership equal to the product of the aggregate amount of capital called multiplied by the quotient of the Limited Partner’s Percentage Interest divided by the total Percentage Interests of all the Limited Partners. The General Partner shall have the right to call Capital Contributions:

(i)           during the Commitment Period (a) for the consummation of an Investment by the Partnership, (b) for additional cash investments for any reason in any Investment, (c) for additional cash for Investment Expenses or (d) to repay or prepay all or any portion of any outstanding financing of the Partnership (regardless of when incurred and regardless of the purpose of such financing); or

(ii)          after the Commitment Period, (a) to make, during a two-year period following the termination of the Commitment Period, any follow-on investments in an Investment (which amounts, in the case of this clause (a), will be limited to an aggregate of 10% of the Partners’ aggregate Capital Commitments), (b) to pay Investment Expenses (which amounts, in the case of clauses (a) and (b), will be limited to an aggregate of 15% of the Partners’ aggregate Capital Commitments); or (c) to complete Transactions in Progress by the Partnership as of the end of the Commitment Period within 180 days of the end of the Commitment Period (or such longer period as the General Partner may propose and the Advisory Committee may approve).

(iii)         Notwithstanding anything contained herein to the contrary, in no event shall a call issued by the General Partner request funds in excess of the aggregate Remaining Capital Commitments of the Partners, and no Partner shall be obligated to contribute amounts pursuant to any call for Capital Contributions in excess of its Remaining Capital Commitment. To the extent Capital Contributions for an Investment have not been used by the Partnership to acquire such Investment within 90 days of receipt thereof, the General Partner shall either deliver a revised Notice to the Limited Partners stating that such Capital Contributions will be used to fund an Investment which is scheduled to close pursuant to a binding commitment within 30 days from the date of such Notice or shall return to the Partners such unused Capital Contributions, treating such amounts as distributions from a fully realized Investment; provided, that the General Partner may retain for purposes of funding any Investment Expenses or funding additional capital obligations to existing Investments any such unused Capital Contributions. All Capital Contributions shall be made by wire transfer in same day funds to an account specified by the Partnership (unless another account has been specified by lenders under any credit facility referred to in Section 8.04) and shall not be credited unless so paid. All Capital Contributions, whether used by the Partnership to fund Investments or pay Investment Expenses (other than Capital Contributions refunded to the Partners as set forth in Section 4.09 below), or to repay or prepay any financing shall accrue the Cumulative Investment Preferred Return from the time contributed until returned to such Partner.

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(B)         Except as provided below, Notices provided pursuant to Section 4.03(A) above relating to an Investment shall, where applicable, set forth the anticipated closing date of such Investment, the date by which the Partnership expects to fund the Investment and a brief description of the Investment to be made. Subject to Section 16.14, at the request of any Limited Partner, the General Partner will provide such additional information as may be reasonably requested by such Limited Partner concerning a proposed Investment and which (a) is within the General Partner’s possession or (b) if not within the General Partner’s possession, relates to whether such Limited Partner would be in violation of an applicable law or regulation by making a Capital Contribution to such Investment and is available to the General Partner through commercially reasonable efforts, but subject to any confidentiality obligations by which the Partnership or the General Partner is then bound. If the General Partner determines that, because of a need to keep an Investment by the Partnership confidential, notifying the other Partners of the identity of an Investment would cause a risk of jeopardizing that Investment or of detriment to the anticipated profits from that Investment, the General Partner may omit that information from the Notice to be provided pursuant to this Section 4.03. In such a case, the General Partner shall (i) include in such Notice as much information as it deems prudent, in light of the risks referred to in the preceding sentence, about the nature of the Investment, and (ii) notify each other Partner of the identity of the Investment as soon as the General Partner deems such Notice to be prudent, but in any event not later than the date such Investment is required to be publicly disclosed (in the case of Investments in Marketable Securities) or two Business Days prior to the date such Investment is intended to be made (in the case of all Investments other than Marketable Securities).

(C)         Notwithstanding any of the foregoing provisions of this Paragraph 4.03, if the General Partner has not exercised its discretion to limit investment from benefit plan investors on ERISA Partners under Section 3.02(P), no ERISA Partner shall be required to make its initial Capital Contribution to the Partnership unless (i) the General Partner states in the Notice for such Capital Contribution that such Capital Contribution is required in connection with the Partnership’s initial Investment, (ii) together with such Notice, the General Partner has delivered to such ERISA Partner the affirmative opinion described in clause (A) of the first sentence of Section 13.02(A) with respect to the “initial valuation date” and (iii) such Capital Contribution is to be made contemporaneously with or subsequent to the closing date of the Investment to which it is related. If, by virtue of this Section 4.03(C), any ERISA Partner is excused from paying its pro rata share of any Capital Contribution in respect of Investment Expenses (such ERISA Partner being a “Noncontributing Partner”), the other Limited Partners shall not be obligated to make up any shortfall but the General Partner may pay any such unpaid Investment Expenses, and such Noncontributing Partner will, at such time as the General Partner requires the Partners to make Capital Contributions toward an Investment which complies with the foregoing requirements, (i) make an additional Capital Contribution in an amount equal to its pro rata share of the Investment Expenses with respect to which such Noncontributing Partner was excused from making a Capital Contribution by virtue of this Section 4.03(C) and (ii) make a payment of a fee (the “Late Fee”) in an amount equal to such additional Capital Contribution multiplied by the product of (A) the Prime Rate as of the date such Capital Contribution would have been required but for this Section 4.03(C) (the “Original Payment Date”) plus two percent and (B) the number of days elapsed from the Original Payment Date until the date the Late Fee is paid divided by 365 (which Late Fee shall not reduce such Noncontributing Partner’s Remaining Capital Commitment), which Capital Contribution and Late Fee shall be paid to the General Partner to the extent the General Partner paid such Investment Expenses and otherwise to the Partnership.

4.04.	Default by Partners.

(A)        In the event that any Partner shall be in default in its obligation to make any Capital Contribution pursuant to Section 4.03 to the Partnership and such default shall continue for five

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Business Days following Notice from the General Partner, in addition to the remedies provided at law or in equity, the General Partner may commence legal proceedings to compel the defaulting Partner to make the Capital Contribution; provided, however, such Partner shall not be deemed in default if it fails to make such Capital Contribution with respect to an Investment and submits as justification therefor at least two Business Days prior to the date on which a Capital Contribution is required or has previously submitted as justification therefor (i) an opinion of in-house or outside counsel (which opinion shall be reasonably satisfactory to the General Partner) that with respect to such Partner there is a substantial likelihood that it would be in violation of an applicable law or regulation or (ii) if the Partner is a government sponsored entity or an Affiliate thereof, a certification, signed by a senior executive officer of the Partner, that it would be in violation of the government sponsored entity’s investment guidelines relating to affordability and tenant income, which were disclosed to the General Partner prior to the date of this Agreement, in each case by making such Capital Contribution or any future Capital Contributions to the Partnership; provided, further, however, that for all purposes of this Section 4.04, to the extent that a Capital Contribution is called for or applied to repay or prepay the indebtedness of the Partnership, such Capital Contribution shall not be treated as made to or with respect to an Investment. Upon receipt of such acceptable opinion of counsel or Notice, such Partner shall be precluded from making any Capital Contributions to such Investment and the General Partner may elect to either not make the Investment or to make such Investment without the participation of such Partner. If the General Partner or any Limited Partner that is an Affiliate of the General Partner is the defaulting Partner, the Advisory Committee shall be deemed substituted for the General Partner regarding the sending or receipt of Notices or the taking of other actions by the General Partner under this Section 4.04 in respect of the defaulting General Partner or the Limited Partner which is an Affiliate of the General Partner.

In addition, if the Partner is (and has represented to the General Partner in writing prior to its admission to the Partnership that it is) a “private foundation” within the meaning of Section 509 of the Code and the Partner provides an opinion of counsel to the General Partner (which opinion and counsel are reasonably satisfactory to the General Partner) to the effect that continued participation in the Partnership may (i) subject such Partner to excise taxes imposed by Subchapter A of Chapter 42 of the Code (other than Sections 4940 and 4942 thereof) or (ii) constitute a material breach of the fiduciary duties of its trustees under any federal or state law applicable to private foundations or any rule or regulation adopted thereunder by any agency, commission or authority having jurisdiction, then the following steps shall be taken: (A)  as soon as reasonably possible, the General Partner shall consult with the Partner; (B) the General Partner shall review the opinion of counsel referred to above, consider the options available to the Partnership for mitigating, preventing or curing any adverse consequences to the Partner that may arise as a result of the situation described in such opinion, and the General Partner shall then take such actions as it deems necessary and appropriate to mitigate, prevent or cure such adverse consequences, taking into account the interests of all Partners and of the Partnership as a whole; and (C) thereafter, if the Partner still maintains that, notwithstanding such action to be taken by the General Partner, any of the conditions set forth in clause (i) or (ii) in this paragraph will continue to exist on or after the fifteenth Business Day following the delivery date of such opinion, then (1) the obligation of the Partner to make Capital Contributions to the Partnership shall cease and (2) notwithstanding Article 9 of this Agreement, the General Partner shall consent to either (x) the transfer of such Partner’s Interest to a Person that is reasonably satisfactory to the General Partner (and the General Partner will provide reasonable assistance to such Partner in effecting the transfer) or (y) the withdrawal of such Partner from the Partnership in accordance with Section 13.02(B)(iii) of this Agreement (as if the Investor were an ERISA Partner with the right to withdraw under that Section).

(B)         In the event that a Partner shall be in default of its obligation to make a Capital Contribution to the Partnership and such default shall continue for five Business Days following Notice from the General Partner, then, in addition to the remedies provided in paragraph (A) of this Section 4.04,

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the General Partner shall have the right, in its reasonable discretion, to allow the Partners, in proportion to the respective Percentage Interests of those Partners who elect to participate, to exercise either or both of the following remedies:

(i)           lend to the defaulting Partner all or any part of the funds required of such defaulting Partner, which loan shall bear interest at a rate equal to the greater of (x) the lender’s cost of funds, and (y) seven percent in excess of the Prime Rate, and shall be secured by the defaulting Partner’s Interest and the defaulting Partner’s Remaining Capital Commitment; or

(ii)          purchase 100% of the Interest of the defaulting Partner for an amount, in cash, equal to the lesser of 50% of (a) the Net Adjusted Capital Contributions of the defaulting Partner and (b) the book value of such Interest, as of the date of such default, determined in accordance with generally accepted accounting principles consistently applied and exercised by Notice delivered to such defaulting Partner within 20 Business Days of such default; provided, however, that if the General Partner is the defaulting Partner, the non-defaulting Partners may not purchase the Interest of the General Partner pursuant to this Section 4.04(B)(ii), but instead will have the right to exercise the remedies available under this Agreement for acts of the General Partner which constitute Cause; provided, further, that if the Partners do not elect to purchase 100% of the defaulting Partner’s Interest, the General Partner may solicit one or more Persons (which may include the General Partner or any of its Affiliates) to purchase, in cash, such Interest at a price to be determined by the General Partner, in its sole discretion (but not less than the price offered to the Partners), and such Person(s) shall be admitted as Substitute Limited Partner(s).

(C)         (i) In the event that the General Partner does not permit the Partners to exercise the remedy set forth in paragraph 4.04(B)(ii), then, unless otherwise determined by the General Partner, in addition to the remedies set forth in this Section 4.04, a defaulting Limited Partner shall not be entitled to (i) make any further Capital Contributions (including those to the Investment with respect to which such defaulting Limited Partner initially defaulted) to the Partnership with respect to any Investment, (ii) except as otherwise provided in this Section 4.04, receive any further distributions by the Partnership until the final liquidation and termination of the Partnership, (iii) be counted as a Limited Partner for voting purposes, (iv) participate in any Consent of the Limited Partners or (v) be entitled to be a member of the Advisory Committee. No defaulting Limited Partner’s Interest shall be counted in connection with the giving or withholding of any Consent. Each defaulting Limited Partner shall remain fully liable to the creditors of the Partnership, to the extent provided by law, as if such default had not occurred, the full amount of such defaulting Limited Partner’s Capital Commitment (and Capital Contributions, as the case may be) shall be included in calculating the amount of the Investment Management Fee and such defaulting Limited Partner shall remain liable for its share of the Investment Management Fee.

(ii) Furthermore, the Percentage Interest of a defaulting Limited Partner in the Partnership at the time of such Partner’s default shall be reduced by 50%, and the Percentage Interest of each non-defaulting Partner in the Partnership shall be increased by an amount equal to the product of (x) a fraction, the numerator of which is such non-defaulting Partner’s Percentage Interest in the Partnership and the denominator of which is the Percentage Interest of all non-defaulting Partners in the Partnership, multiplied by (y) an amount equal to 50% of the Percentage Interest of the defaulting Partner in the Partnership. The Capital Accounts and Net Adjusted Capital Contributions of the Members shall be automatically adjusted to reflect such reductions and increases; provided, however, that nothing herein shall reduce the Remaining Capital Commitment of any Partner or increase the obligations of any

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non-defaulting Partner (including, but not limited to, any Capital Commitment). If the General Partner is the defaulting Partner and the Partners do not remove the General Partner for Cause pursuant to Section 7.04 hereof, then the provisions of this paragraph shall apply to any Limited Partner that is an Affiliate of the General Partner as if such Limited Partner was the defaulting Partner; provided, that the Percentage Interest of any such Limited Partner shall be reduced by 50% of the General Partner’s Percentage Interest.

(iii)  Notwithstanding anything to the contrary in this Agreement, except to the extent the General Partner, acting in its reasonable discretion (but subject to the rights of any lender under a credit facility referred to in Section 8.04), agrees otherwise with a defaulting Limited Partner in writing, amounts otherwise distributable to such defaulting Limited Partner shall not be distributed, but shall instead be deposited in a bank account selected by the General Partner. Prior to the dissolution and liquidation of the Partnership, amounts deposited in such bank account may be used to repay any loans made pursuant to Section 4.04(B)(i) above, to pay such defaulting Limited Partner’s portion of the Investment Management Fee, or to pay such defaulting Limited Partner’s portion of the Partnership’s indebtedness. Upon the dissolution and liquidation of the Partnership, the defaulting Limited Partner shall be entitled to receive the balance of its Capital Account which it is intended will equal the amount of any funds which may then be in such bank account up to a maximum of such defaulting Limited Partner’s Net Adjusted Capital Contributions (after adjustment as described above), with any excess distributed to all other Partners in accordance with Section 5.02 in accordance with their then current relative Percentage Interests, and the allocation of Profits and Losses under Appendix A shall be adjusted as appropriate to reflect the above adjustments to the Percentage Interests of the defaulting Limited Partner and the other Partners.

(D)         The remedies set forth in this Section 4.04 shall not be exclusive of any other remedy which the Partnership or the Partners may have at law or in equity or under this Agreement, it being agreed that the Partners shall be personally liable for the making of their Capital Contributions. Each of the Partners agrees to the remedies set forth in this Section 4.04, and further agrees that the exercise of any or all of such remedies shall be subject to the provisions of any agreements made by the Partnership and/or the General Partner with lenders in connection with a credit facility referred to in Section 8.04.

(E)         The Limited Partners hereby irrevocably appoint the General Partner as their attorney-in-fact, and the General Partner hereby irrevocably appoints any substitute General Partner as its attorney-in-fact, in each case with power of substitution, for the purpose of executing any and all documents, including, without limitation, loan agreements, promissory notes, and transfer and sale documents which the General Partner deems necessary to implement the rights and remedies set forth in this Section 4.04. Such power of attorney granted herein shall be deemed to be coupled with an interest, and such power of attorney shall, to the extent permitted by law, survive the death, disability, incompetency, withdrawal, removal, or Bankruptcy of the defaulting Partner.

4.05.      Interest. Interest earned on Partnership funds shall inure to the benefit of the Partnership. The Partners shall not receive interest on their Capital Contributions (other than as provided in Section 4.09) or Capital Accounts.

4.06.	Capital Account.

(A)        The Partnership shall maintain a book capital account in accordance with the following provisions for each Partner (and any other person who acquires an Interest):

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(i)           To each Partner’s Capital Account there shall be credited the amount of cash contributed by such Partner, the initial Gross Asset Value of any other asset contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property that the Partnership assumes or takes subject to), such Partner’s distributive share of Profits, the amount of any Partnership liabilities assumed by the Partner or secured by distributed assets that such Partner takes subject to and any other items in the nature of income or gain that are allocated to such Partner pursuant to Appendix A; and

(ii)          To each Partner’s Capital Account there shall be debited the amount of cash distributed to the Partner, the Gross Asset Value of any Partnership asset distributed to such Partner pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Partner assumes or takes subject to), such Partner’s distributive share of Losses and any other items in the nature of expenses or losses that are allocated to such Partner pursuant to Appendix A.

(B)         In the event that a Partner’s Interest or portion thereof is transferred within the meaning of Regulations § 1.704-1(b)(2)(iv)(f), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Interest or portion thereof so transferred.

(C)         In the event that the Gross Asset Values of Partnership assets are adjusted, as contemplated in paragraph (B) or (C) of the definition of “Gross Asset Value” in Appendix A, or the Interest of the General Partner is converted to that of a special Limited Partner under Section 7.04, the Capital Accounts of the Partners shall be adjusted to reflect the aggregate net adjustments as if the Partnership sold the relevant assets for their fair market values and recognized gain or loss for U.S. federal income tax purposes equal to the amount of such aggregate net adjustment.

(D)         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

4.07.      Withdrawal of Capital Contributions. Except as otherwise provided in this Agreement or by law, (i) no Partner shall have the right to withdraw or reduce its Capital Contributions or its Capital Commitment, or to demand and receive property other than property distributed by the Partnership in accordance with the terms hereof in return for its Capital Contributions, and (ii) any return of Capital Contributions to the Limited Partners shall be solely from Partnership assets, and the General Partner shall not be personally liable for any such return.

4.08.      Restoration of Negative Capital Accounts. Subject to Sections 6.05 and 6.13, neither the General Partner nor any other Partner shall be obligated to restore any deficit balance in its Capital Account or shall be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that (x) any such return shall be made solely from Partnership assets and (y) a deficit in a Partner’s Capital Account shall not constitute a Partnership asset.

4.09.      Admission of Limited Partners After First Closing. The Limited Partners agree that the General Partner shall have the right to admit additional Limited Partners to the Partnership, or permit an existing Limited Partner to increase its Capital Commitment, in one or more Subsequent Closings without the Consent of the Limited Partners in accordance with the terms hereof, but in no event shall a Subsequent Closing occur later than nine months after the First Closing or at any time when the aggregate Capital Commitments of the Limited Partners who are not Affiliates of the General Partner are

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at least $300 million. The Limited Partners hereby consent to such admission of the additional Limited Partners and the increase in the Capital Commitment of other existing Limited Partners after the First Closing, and agree to take all reasonable actions requested by the General Partner to effectuate the same. Unless there has been a material change or significant event (including a full or partial realization) relating to an Investment that would justify a different valuation in the view of the General Partner, additional Limited Partners admitted to the Partnership or existing Limited Partners who increase their Capital Commitments pursuant to a Subsequent Closing will contribute amounts (as described below) to the Partnership, which amounts (other than amounts contributed pursuant to clause (b) below and interest on amounts contributed pursuant to clause (b) below, which amounts will be paid to the General Partner) will be refunded to existing Limited Partners pro rata in accordance with the sum of their Net Adjusted Capital Contributions (with any such refunded Capital Contributions being entitled only to interest thereon as provided below and not being entitled to a Cumulative Investment Preferred Return thereon). The amount required from each Partner participating in a Subsequent Closing shall be equal to (a) the product of (i) a fraction, the numerator of which equals the additional Limited Partner’s Capital Commitment or the increase in the existing Partner’s Capital Commitment, as the case may be, and the denominator of which equals the Capital Commitments of all Partners (including the Capital Commitments of all additional Limited Partners and the increase in Capital Commitments of all existing Partners) and (ii) all Net Adjusted Capital Contributions (other than the portion thereof drawn to pay the Investment Management Fee), plus (b) (i) the Investment Management Fee attributable to the additional Limited Partner’s Capital Commitment or the increase in the existing Limited Partner’s Capital Commitment as if such Capital Commitment had been made on the First Closing and (ii) the placement agent fee owed by the Partnership to the Placement Agent in respect of the additional Limited Partner’s Capital Commitment or the increase in the existing Limited Partner’s Capital Commitment, plus (c) an amount representing interest on the average daily balance of such amounts described in clauses (a) and (b) of this sentence at a per annum rate equal to 9%; provided, that the interest component of such payment shall not be deemed a Capital Contribution; provided, further, that Partners participating in Subsequent Closings shall not contribute capital or otherwise participate in Investments to the extent such Investments have been realized prior to the date of the Subsequent Closing. For purposes of this Agreement, Capital Contributions made pursuant to this Section 4.09 and refunded pursuant hereto to a Limited Partner which participated in a previous Closing (a “Refund Partner”) will be deemed for all purposes of this Agreement to have been made by the contributing Limited Partner (and not the Refund Partner) as of the date on which the Refund Partner actually made such Capital Contribution.

ARTICLE V

PROFITS, LOSSES AND DISTRIBUTIONS

5.01.      Allocation of Profits and Losses. Profits and Losses shall be allocated as set forth in Appendix A hereto.

5.02.      Distributions. Subject to Sections 4.04, 5.03, 5.06 and 7.04, Net Investment Revenues shall be distributed quarterly or, in the discretion of the General Partner, more frequently, to the extent available, in the following order of priority. Net Investment Revenues first shall be allocated among the Partners in proportion to their respective Percentage Interests. Net Investment Revenues allocated under this paragraph to a Partner (including the General Partner) shall then be distributed as between such Partner (including the General Partner) and the General Partner (in respect of its carried interest) in the following order of priority:

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(A)         First, 100% to such Partner until distributions to such Partner of Net Investment Revenues pursuant to this Section 5.02(A) on a cumulative basis equal the 9% Investment Preferred Return;

(B)          Second, 100% to such Partner until distributions to such Partner of Net Investment Revenues pursuant to this Section 5.02(B) on a cumulative basis equal such Partner’s Capital Contributions;

(C)          Third, 80% to such Partner and 20% to the General Partner (in respect of its carried interest) until distributions to such Partner of Net Investment Revenues pursuant to Section 5.02(A) and this Section 5.02(C) on a cumulative basis equal the 12.5% Investment Preferred Return;

(D)          Fourth, 40% to such Partner and 60% to the General Partner (in respect of its carried interest) until distributions to the General Partner of Net Investment Revenues on a cumulative basis (in respect of its carried interest) equal 20% of all distributions of Net Investment Revenues made pursuant to Section 5.02(A), 5.02(C) and 5.02(D); and

(E)         Any balance, (i) 80% to such Partner and (ii) 20% to the General Partner (in respect of its carried interest).

Investment results from an Alternative Investment Vehicle will be aggregated with investment results from the Partnership for purposes of determining distributions by the Partnership to the Partners participating in such Alternative Investment Vehicle under this Section.

5.03.      Tax Distributions. Notwithstanding the distribution provisions of Section 5.02, the General Partner shall receive a cash advance against future distributions pursuant to Sections 5.02(C), 5.02(D) and 5.02(E), if any, to the extent that annual distributions actually received by the General Partner pursuant to Sections 5.02(C), 5.02(D) and 5.02(E) are not sufficient for the General Partner to pay when due any income tax imposed on it for allocations made to it pursuant to Appendix A with respect to or in contemplation of such distributions, including allocations pursuant to Section 2.3 of Appendix A, calculated using the highest effective marginal federal, state and local income tax rates for an individual resident in Boston, Massachusetts (taking into account the character and holding period of items of income and the deductibility of state and local income taxes for federal income tax purposes) that is attributable to income allocated to the General Partner with respect to such distributions hereunder. Future distributions otherwise to be made to the General Partner pursuant to Sections 5.02(C), 5.02(D) and 5.02(E) shall be reduced by the amount of any prior advances made to the General Partner under this Section 5.03 until all such advances are restored to the Partnership in full.

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5.04.	Withholding and Income Taxes.

(A)        Allocation of Withholding and Income Taxes. Any withholding or income taxes (and related tax credits) imposed by any jurisdiction on distributions of Net Investment Revenues or related items of income, gain, loss or deduction of the Partnership, or incurred directly or indirectly by the Partnership with respect to its interest in any Investment, shall be allocated to each Partner pro rata in accordance with such Partner’s Capital Contributions attributable to the Investment giving rise to such Net Investment Revenues, or related items of income, gain, loss or deduction; provided, however, that any increase or decrease in such taxes (and related tax credits) resulting from the identity, nationality, residence or status of a Partner will be specially allocated to that Member.

(B)         Calculation of Net Investment Revenues Before Withholding and Income Taxes. The amount of any item of Net Investment Revenues distributable to the Partners pursuant to Section 5.02, and the amount of any item of Partnership income, gain, loss or deduction allocable to the Partners pursuant to Appendix A, shall be determined without regard to any withholding or income taxes (i.e., as if the Partnership had distributed or allocated, as the case may be, the amount of such Net Investment Revenues or items of income, gain, loss or deduction, without diminution by the amount of such withholding or income taxes).

(C)         Payment of Withholding and Income Taxes. The General Partner shall withhold from amounts distributable to the Partners or otherwise pay over to the appropriate taxing authorities amounts of withholding or income tax required to be so withheld or paid over. The General Partner will use reasonable efforts to obtain a receipt with respect to all such withholding or income taxes paid and to forward to each Partner a copy of such receipt.

(D)         Liability for Withholding and Income Taxes. Each Partner agrees to indemnify and hold harmless the Partnership and the General Partner from and against any liability with respect to its allocable share of any withholding or income taxes as determined under Section 5.04(A); provided, however, that the foregoing indemnity shall not apply to penalties imposed as a result of the General Partner’s fraud, willful misconduct or gross negligence. If the Partnership is required to pay over any withholding or income taxes as provided in Section 5.04(C) with respect to a Partner as to whom there are insufficient distributable amounts to pay such Partner’s allocable share of such withholding or income taxes, the General Partner shall promptly notify such Partner of the amount of withholding or income taxes due from such Partner (i.e., the amount by which the Partner’s allocable share of such withholding or income taxes exceeds the amount otherwise distributable to such Partner) and the date (the “Due Date”) such taxes are required to be paid by the Partnership to the relevant taxing authorities. Such Partner shall pay to the Partnership its allocable share of such taxes no later than the later of (i) two Business Days before the Due Date of the relevant withholding or income tax or (ii) 10 Business Days after Notice was sent to the Partner as described above. If the Partner fails to pay its allocable share of the withholding or income taxes by the date described in the preceding sentence (the “Payment Date”), (i) such amount shall bear interest from the Payment Date until the date actually paid at a rate equal to the lesser of (x) the Prime Rate plus two percent or (y) the maximum lawful rate of interest, compounded annually, (ii) the Partnership shall be entitled to collect such sum from amounts otherwise distributable to such Partner pursuant to Section 5.02 and (iii) the Partnership may exercise any and all rights and remedies to collect such sum from such Partner that a creditor would have to collect a debt from a debtor under applicable law. Any payment made by a Partner to the Partnership pursuant to this Section 5.04(D) shall not constitute a Capital Contribution.

5.05.      Form of Distributions. The General Partner shall use commercially reasonable efforts to convert the assets of the Partnership to cash prior to the distribution thereof, unless such

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conversion reasonably could have a materially adverse effect on the value of such assets. Notwithstanding the foregoing, distributions of Net Investment Revenues made prior to the dissolution and liquidation of the Partnership may only take the form of cash or Marketable Securities. Upon liquidation and termination of the Partnership, the Partnership may distribute non-Marketable Securities or other assets in the discretion of the General Partner, if the General Partner reasonably believes that doing so is in the best interests of the Partnership; provided, however, that the Partnership will not make any distribution of Marketable Securities, non-Marketable Securities or other assets to any Partner if the General Partner has been notified in writing by such Partner not to do so. In the event of any such notification, the General Partner will, subject to applicable legal restrictions, retain such Marketable Securities, non-Marketable Securities or other assets and use reasonable commercial efforts to sell on behalf of and at the direction of such Partner any Marketable Securities, non-Marketable Securities or other assets that would otherwise have been distributed to such Partner and shall distribute to such Partner the proceeds of such sale, net of the expenses related thereto. Notwithstanding the foregoing, any retained Marketable Securities, non-Marketable Securities or other assets shall be deemed for all purposes of this Agreement to have been distributed to the Partner at their Fair Value as determined below regardless of ultimate sales proceeds. For purposes of determining the Fair Value of such assets, and the corresponding allocation of Profits or Losses, each of the General Partner and the Advisory Committee shall either agree on an Expert or each select an Expert, and such Experts shall then select an Expert, which mutually selected Expert shall determine the Fair Value of such assets. The fees and expenses of each Expert shall be borne by the Partnership, and the calculations of the mutually selected Expert shall be final and conclusive on the Partnership and all of the Partners. Distributions of assets in kind shall be allocated in accordance with Section 5.02 as if such assets were Net Investment Revenues. In the event that the General Partner intends to make a Distribution of assets in kind, the General Partner shall deliver a Notice to the Limited Partners no later than five Business Days prior to such Distribution.

5.06.      Retention of Net Investment Revenues. The Partnership shall be permitted, in the discretion of the General Partner, to retain and not distribute some or all of the Investment Revenues for purposes of (i) paying to the General Partner the Investment Management Fee, (ii) paying any Operating Expenses incurred by the Partnership or for which the Partnership is obligated to reimburse the General Partner, (iii) repaying any indebtedness incurred by the Partnership, including indebtedness incurred to pay the Investment Management Fee, Operating Expenses or to fund one or more of the Investments or (iv) making follow-on investments in Investments, provided, however, that with respect to clause (iv) above, such retained amounts must be utilized within six months of the date of retention other than with respect to the repayment of indebtedness under a credit facility referred to in Section 8.04, for which there shall be no such limitation.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

6.01.      Management. Subject to the provisions of this Agreement, the General Partner has the full, exclusive and complete right, power, authority, discretion, obligation and responsibility vested in or assumed by a general partner of a limited partnership under the Act and as otherwise provided by law, including those necessary to make all decisions affecting the business of the Partnership and to take those actions specified in Section 3.02. Subject to the other provisions of this Agreement, the General Partner is hereby vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Partnership to the best of its ability and shall carry out the business of the Partnership. The General Partner shall devote substantially all of its time to the proper performance of its duties hereunder.

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6.02.	Authority.

(A)        The General Partner has the authority to bind the Partnership, by execution of documents or otherwise, to any obligation consistent with the provisions of this Agreement. Subject to, and except as otherwise provided in Sections 6.03 and 6.04, the General Partner may contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under the supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve and the General Partner shall use reasonable care in the selection and retention of such Persons.

(B)         The General Partner may rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(C)         The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reasonable reliance and in good faith upon the opinion of such Persons as to matters that the General Partner reasonably believes are within such Person’s professional or expert competence shall be presumed to have been done or omitted in good faith and not to constitute gross negligence or willful misconduct.

6.03.	Limitations on the General Partner.

(A)        Notwithstanding anything contained in any other Section of this Agreement, the General Partner and its Affiliates shall not have any authority or be entitled:

(i)           to perform any act in violation of any applicable law or regulation thereunder, including applicable securities laws;

(ii)	to perform any act in violation of this Agreement;

(iii)         to sell all or substantially all of the assets of the Partnership without the Consent of a majority of the Percentage Interests of the Limited Partners unless such sale is in accordance with the general purposes of the Partnership or in accordance with Section 10.02;

(iv)        to perform any other act expressly requiring the Consent of the Limited Partners or the Advisory Committee under this Agreement without first obtaining such Consent;

(v)         to cause the Partnership to borrow funds from the General Partner or its Affiliates except in accordance with Section 6.04(B);

(vi)        to avoid its ultimate obligations under this Agreement by delegation of authority or responsibility; provided, however, that the General Partner may contract with other Persons and delegate authority or responsibility on terms consistent with the provisions of Section 6.02(A), which shall not be deemed to be an avoidance of its ultimate obligations under this Agreement;

(vii)       to accept rebates or engage in any reciprocal business arrangements, other than for the benefit of the Partnership;

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(viii)      to pay, or cause the Partnership to pay, any awards, commissions or compensation to Persons engaged by the Limited Partners to provide investment advice to such Limited Partners as an inducement to advise in favor of investment in the Partnership;

(ix)         to commingle funds of the Partnership with funds of any other Person, except in connection with Investments made with other parties;

(x)          to cause the Partnership to initiate a voluntary case in Bankruptcy without the Consent of a majority of the Percentage Interests of the Limited Partners; or

(xi)         to cause the Partnership to make an election to be treated as other than a partnership for tax purposes.

(B)         The General Partner shall endeavor to cause the Partnership to maintain cash reserves for operating expenses, capital expenditures, repairs, replacements, indebtedness, contingent liabilities, contingencies and related items in such amount as the General Partner in its reasonable discretion deems necessary or advisable.

6.04.	Business with Affiliates.

(A)        Except as otherwise provided in Section 6.04(B) below, the General Partner shall not permit the Partnership or any of its Investments to enter into any transaction with the General Partner or its Affiliates or engage the General Partner or its Affiliates to provide goods or services for additional compensation unless all of the following criteria are complied with:

(i)           The fees and other terms and conditions under which the goods or services are to be rendered or the transaction is to be entered into are embodied in a written contract which precisely describes the transaction or the goods or services to be rendered and the compensation, price or fee therefor;

(ii)          In the case of a contract for goods or services, such contract is terminable at will by the General Partner or by a majority of the Percentage Interests of the Limited Partners without penalty or any other payment other than for amounts earned prior to the date of termination;

(iii)         The terms and conditions of the contract are at least as favorable to the Partnership as the terms generally available in arm’s-length transactions with qualified independent third parties;

(iv)        The compensation, price, fees and other benefits to the General Partner and its Affiliates and the formula or method by which they are to be calculated, and the goods, services or other benefits to be provided therefor, are fully disclosed on an Investment by Investment basis in a writing filed with the Limited Partners in advance and Consented to in writing by the Advisory Committee;

(v)         The terms and conditions under which the General Partner or any Affiliate is entitled to indemnification shall provide no greater right of indemnification than is provided by Section 6.05;

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(vi)        The arrangement does not provide for the General Partner or its Affiliates to receive transaction fees, including acquisition, disposition, financing or other similar fees; and

(vii)       Such transaction or contract for services is entered into principally for the benefit of the Partnership and in the ordinary course of its business.

(B)         Notwithstanding Section 6.04(A) above, the General Partner or an Affiliate thereof shall have the right to:

(i)           cause the Partnership to enter into one or more property management and construction management agreements with one or more Affiliates of the General Partner in connection with Investments, pursuant to which any such Affiliate will provide services to the Partnership without complying with the provisions of Section 6.04(A) above and pursuant to which, in the case of a property management agreement, the Partnership shall pay the Affiliate an annual property management fee of 4% of the gross receipts of the relevant property for which the Affiliate acts as the property manager and, in the case of a construction management agreement, the Partnership shall pay the Affiliate a construction management fee equal to (x) 5% of the costs of such construction for each property for which the Affiliate acts as the construction manager and for which such construction costs exceed $5 million and (y) 7.5% of the costs of such construction for each property for which the Affiliate acts as the construction manager and for which such costs do not exceed $5 million; provided, that the other terms and conditions of such agreements satisfy the requirements of Section 6.04(A);

(ii)          with the Consent of the Advisory Committee, (a) make short-term advances to the Partnership to fund Partnership obligations prior to receipt of Capital Contributions, which advances shall accrue interest at a rate available on arm’s-length terms from third parties for a similar loan and shall be repaid from Capital Contributions or other Partnership funds; provided, however, that the Partnership must repay such advances within six months, and (b) assign contract rights to the Partnership from newly formed acquisition vehicles at cost and be refunded any previously funded amounts together with interest accrued thereon at the Prime Rate plus two percent (but not to exceed 10%) (provided, that in each instance the General Partner shall not be entitled to any compensation for amounts advanced or funded other than the interest provided for herein), in both instances without complying with the provisions of clauses (i), (ii) or (iv) of Section 6.04(A) or clause (iii) of Section 6.04(A) with respect to the rate of interest on such advances;

(iii)         receive the amounts described in Section 6.06 and 6.07 without complying with the provisions of Section 6.04(A);

(iv)        cause the Partnership to make Investments in accordance with the terms of this Agreement with Alternative Investment Vehicles, Coinvestment Vehicles or Successor Funds, in each case without complying with (x) the provisions of clause (ii) of Section 6.04(A) or (y) the requirement to obtain Advisory Committee Consent pursuant to clause (iv) of Section 6.04(A); and

(v)         cause the Partnership to reimburse the General Partner and its Affiliates for (x) tax return preparation services and services related to compliance with the rules

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applicable to real estate investment trusts not to exceed $200,000 per year and (y) legal services provided to the Partnership or the Investments by the General Partner in respect of Investments and in an amount not to exceed $100,000 per year, in each case without complying with clauses (i), (ii) or (iv) of Section 6.04(A); provided, that all such services are for the benefit of the Partnership, are not for the general operation of the General Partner’s business as described in Section 6.06(B) and would have been performed by third parties if the General Partner did not have the capability to perform such services itself.

6.05.	Liability for Acts and Omissions.

(A)        No General Partner, member of the Advisory Committee, Investment Committee or Plan Assets Committee or any of their respective Affiliates, shareholders, partners, members, managers, officers, directors, employees, agents and representatives shall have any liability, responsibility or accountability in damages or otherwise to any Partner or the Partnership for, and the Partnership agrees to indemnify, pay, protect and hold harmless the General Partner, each member of the Advisory Committee, Investment Committee and Plan Assets Committee and their respective Affiliates, shareholders, partners, members, managers, officers, directors, employees, agents and representatives (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Partnership) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership, on the part of the Indemnified Parties when acting on behalf of the Partnership (or any of its Investments) or on the part of any brokers or agents when acting on behalf of the Partnership (or any of its Investments); provided, however, that the General Partner shall be liable, responsible and accountable for and shall indemnify, pay, protect and hold harmless the Partnership from and against (but only with respect to the General Partner and Indemnified Parties which are its Affiliates, shareholders, partners, members, managers, officers, directors, employees, agents and representatives), and the Partnership shall not be liable to any Indemnified Party for, any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Partnership) and all costs of investigation in connection therewith asserted against the Partnership which result from an Indemnified Party’s fraud, gross negligence, willful misconduct, bad faith or material breach of this Agreement or the payment to or receipt by an Indemnified Party of benefits in violation of this Agreement; provided, however, nothing in this provision shall create personal liability on the part of any of the General Partner’s Affiliates or its or their respective shareholders, partners, members, managers, officers, directors, employees, agents or representatives. Notwithstanding the foregoing, such indemnification obligation by the Partnership shall not apply where an officer or director of the General Partner is seeking indemnity based on a claim or action brought against such officer or director by another officer or director of the General Partner. In any action, suit or proceeding against the Partnership or any Indemnified Party relating to or arising, or alleged to relate to or arise, out of any such action or non-action, the Indemnified Parties shall have the right to jointly employ, at the expense of the Partnership, counsel of the Indemnified Parties’ choice, which counsel shall be reasonably satisfactory to the Partnership, in such action, suit or proceeding; provided that if retention of joint counsel by the Indemnified Parties would create a conflict of interest, each group of Indemnified Parties which would not cause such a conflict shall have the right to employ, at the expense of the Partnership, separate

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counsel of the Indemnified Party’s choice, which counsel shall be reasonably satisfactory to the Partnership, in such action, suit or proceeding. The satisfaction of the obligations of the Partnership under this Section 6.05(A) shall be from and limited to the assets of the Partnership (which may include Remaining Capital Commitments) and no Limited Partner shall have any personal liability on account thereof.

(B)         The provision of advances from Partnership funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Partnership (or any of its Investments) or in its capacity as a member of the Advisory Committee, Investment Committee or the Plan Assets Committee; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 6.05(B) in cases in which such Indemnified Party would not be entitled to indemnification under Section 6.05(A); provided, that the Advisory Committee may determine that the Partnership shall not advance funds to the General Partner or its Affiliates for legal expenses and other costs incurred as a result of any legal action or proceeding commenced against the General Partner or its Affiliates by Limited Partners in which the Limited Partners claim gross negligence, willful misconduct, fraud or a material breach of this Agreement by the General Partner or its Affiliates. If advances are permissible under this Section 6.05(B), the Indemnified Party shall furnish the Partnership with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Partnership for, or otherwise request the Partnership to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under Section 6.05(A) with the approval of the General Partner, or if the General Partner or its Affiliates is the Indemnified Party, the Advisory Committee, which approval shall not be unreasonably withheld. The Partnership shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the General Partner, and the Partnership’s rights to repayment of such amounts shall be secured by the Indemnified Party’s Interest, if any, or by such other adequate security as the General Partner, or if the General Partner or its Affiliates is the Indemnified Party, the Advisory Committee may determine. In the event that a final determination is made that the Partnership is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within 60 days of such final determination, and in the event that a final determination is made that the Partnership is so obligated in respect to any amount not paid by the Partnership to a particular Indemnified Party, the Partnership will pay such amount to such Indemnified Party within 60 days of such final determination, in either case together with interest at the Prime Rate plus two percent from the date paid by the Partnership until repaid by the Indemnified Party or the date it was obligated to be paid by the Partnership until the date actually paid by the Partnership to the Indemnified Party.

(C)         All judgments against the Partnership or any Indemnified Party wherein such persons or entities are entitled to indemnification, must first be satisfied from Partnership assets before the General Partner or such other persons or entities are responsible for these obligations.

(D)         With respect to the liabilities of the Partnership for which the General Partner is not obligated to indemnify the Partnership, whether for the consummation of Investments, professional and other services rendered to it, loans made to it by Partners or others, injuries to persons or property, indemnity to the Indemnified Parties, contractual obligations, guaranties, endorsements or for other reasons similar or dissimilar to any of the foregoing, and without regard to the manner in which any liability of any nature may be incurred by the person to whom it may be owed, all such liabilities:

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(i)           shall be liabilities of the Partnership as an entity, and shall be paid or otherwise satisfied from Partnership assets (and the Partnership shall sell or liquidate all assets and/or make a call for Capital Contributions up to the aggregate Remaining Capital Commitments of the Partners as are necessary to satisfy such liabilities, provided that the reduction in Remaining Capital Commitments resulting from payments in response to such call would not cause an acceleration of any indebtedness pursuant to or a default under any credit facility referred to in Section 8.04); and

(ii)          except as provided in paragraph (i) above, shall not in any event be payable in whole or in part by any Partner, or by any director, officer, manager, trustee, employee, agent, shareholder, member, beneficiary or partner of any Partner.

Nothing in this Section 6.05(D) shall be construed so as to impose upon the General Partner, its partners, directors, officers, employees, agents or shareholders any liability in circumstances in which the liability arises from a written document which the General Partner has properly entered into or caused the Partnership to enter into if the written document expressly limits liability thereon to the Partnership or expressly disclaims any liability thereunder on the part of any such person or entity. It is expressly acknowledged that the General Partner may enter into written documents of such a type.

(E)         The General Partner may cause the Partnership, at the Partnership’s expense, to purchase insurance to insure the Indemnified Parties against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder. The General Partner shall send Notice to the Limited Partners thereof, describing the insurance policy and the premiums paid therefor promptly upon the purchase of such insurance. The Partnership shall not incur the costs of that portion of any insurance, other than public liability insurance, which insures any Indemnified Party for any liability as to which such person is prohibited from being indemnified under Section 6.05(A).

(F)         If the Indemnified Party is entitled to indemnification from another source or is entitled to recovery by insurance policies, such Indemnified Person shall first seek recovery under any other indemnity or any insurance policies by which such Indemnified Person is indemnified or covered, as the case may be, and shall diligently pursue such other source; provided that (i) such obligation shall not in any manner limit such Indemnified Party’s right to seek indemnification or advances under this Agreement to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policies fails to provide such indemnity or coverage, as the case may be, within 15 days of request by the Indemnified Party and (ii) such Indemnified Party shall remit to the Partnership any funds it recovers from another source to the extent it has been fully indemnified by the Partnership for all losses it incurred.

6.06.	Partnership Costs and Expenses.

(A)        Except as otherwise provided and subject to any limits in this Agreement, the Partnership will pay for, or reimburse the General Partner for its payment of all Operating Expenses. The Partnership shall only reimburse the General Partner for Operating Expenses to the extent it incurs direct and out-of-pocket expenses.

(B)         Notwithstanding the foregoing, the General Partner shall not be reimbursed for any costs and expenses relating to the general operation of the General Partner’s business, including, but not limited to, expenses related to the formation of the partnership (except as provided in Section 6.07(A)), administrative expenses, employment expenses, insurance, office expenses, rent, and, except as otherwise specifically provided in this Agreement, any other costs or expenses.

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(C)         In no event shall such payments to the General Partner under this Section 6.06 or Section 6.07 be deemed a distribution to the General Partner of Net Investment Revenues. In no event shall the General Partner be entitled to reimbursement for any costs being reimbursed to an Affiliate of the General Partner or the Partnership pursuant to a written agreement.

6.07.	Organizational Expenses; General Partner Fees; Placement Agent Fees.

(A)        The General Partner and its Affiliates will be reimbursed for Organizational Expenses incurred by the General Partner and its Affiliates; provided, however, that Organizational Expenses chargeable to the Partnership shall not exceed $1,000,000. All Organizational Expenses in excess of $1,000,000 shall be borne by the General Partner.

(B)         The General Partner shall be paid an annual investment management fee (the “Investment Management Fee”) by the Partnership pursuant to the terms hereof. The Investment Management Fee shall be paid quarterly in advance and shall accrue in respect of all Limited Partners’ Capital Commitments (regardless of the Closing in which such Limited Partner participates) from the First Closing. The initial installment of the Investment Management Fee shall be paid at the First Closing with subsequent installments to be paid on each three-month anniversary of the First Closing or the first Business Day thereafter. The Investment Management Fee (i) due and payable during the first three 12-month periods during the Commitment Period shall be an amount equal to .71% of each Limited Partner’s Capital Commitment, (ii) due and payable during each 12-month period after the initial three such periods but prior to the expiration of the Commitment Period shall be an amount equal to 1.5% of each Limited Partner’s Capital Commitment and (iii) due and payable during each 12-month period after the expiration of the Commitment Period shall be an amount equal to 1.5% of the aggregate amount of each Limited Partner’s Capital Contributions invested in Investments, less the portion of such Capital Contributions invested in Investments that have been disposed of; provided, that no portion of any installment of the Investment Management Fee shall be refundable once paid; provided, further, that the portions of Capital Commitments transferred to and/or invested in Alternative Investment Vehicles will be included without duplication for purposes of determining the Investment Management Fee payable pursuant to this Section 6.07(B). A Limited Partner participating in a Subsequent Closing shall fund its portion of all prior installments of the Investment Management Fee, plus interest thereon, in accordance with Section 4.09.

(C)         Except as otherwise provided in this Agreement, the Partnership will pay, or reimburse the General Partner for, all fees paid after the date of this Agreement to any Placement Agent in respect of the Limited Partners’ Capital Commitments to the Partnership or any Coinvestment Vehicle or similar entity; provided, that such fees chargeable to the Partnership shall not exceed 2.37% of the aggregate Capital Commitments of the Limited Partners. All fees or other amounts owed to Placement Agents in excess of 2.37% of the aggregate Capital Commitments of the Limited Partners shall be borne by the General Partner. A Limited Partner participating in a Subsequent Closing shall fund its portion of all prior installments of fees paid to any Placement Agent, plus interest thereon, in accordance with Section 4.09.

6.08.	Key Man Provisions.

(A)        So long as Berkshire Multifamily Value Fund, GP, L.L.C. or any Affiliate thereof (in accordance with Section 7.02) is the General Partner, the General Partner or such Affiliate shall cause each of George D. Krupp, Frank Apeseche and David J. Olney to remain actively involved in the Partnership, and, during the Commitment Period, to devote to the Partnership a substantial majority of their business time and attention (other than time devoted to Alternative Investment Vehicles, Successor

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Funds, Coinvestment Vehicles and to entities acquired by Successor Funds or Alternative Investment Vehicles or in which Successor Funds or Alternative Investment Vehicles hold investments). At any time and time from time, the Partnership may replace any of George D. Krupp, Frank Apeseche and David J. Olney with substitute key persons with the Consent of the Advisory Committee, which Consent it may grant or withhold in its sole discretion.

(B)         The sole remedy of the Limited Partners with respect to Section 6.08(A) is as set forth in this Section 6.08(B). During the Commitment Period, in the event that two of the key persons (x) cease to be actively involved in the Partnership or to devote to the Partnership a substantial majority of their business time and attention (other than time devoted to Alternative Investment Vehicles, Successor Funds, Coinvestment Vehicles and to entities acquired by Successor Funds or Alternative Investment Vehicles or in which Successor Funds or Alternative Investment Vehicles hold investments) or (y) are terminated, and, in each case, have not been replaced with substitute key persons in accordance with Section 6.08(A), the Commitment Period will be automatically suspended for 30 Business Days, except with respect to Transactions in Progress as of such time with respect to which the Partnership has a legally binding obligation to complete. The Limited Partners may, by Consent of 75% of the Percentage Interests of the Limited Partners, elect to convert such temporary suspension of the Commitment Period into a termination of the Commitment Period; provided, however, that if the Partners have not elected to terminate the Commitment Period within the 30 Business Day suspension period, the Commitment Period will resume and the Partners will no longer have the right to terminate the Commitment Period under this Section 6.08(B); and provided, further, that the General Partner shall have the right to cure such breach by substituting new individuals acceptable to the Advisory Committee in the Advisory Committee’s sole discretion.

(C)         In the event that the Commitment Period has been terminated in accordance with Section 6.08(B), the Partners may, in their sole discretion, by Consent of 75% of the Percentage Interests of the Partners, elect to resume the Commitment Period.

6.09.	Presentation of Opportunities to the Partnership.

(A)        Until the earlier of (i) the expiration of the Commitment Period, (ii) the date on which 80% of the Partners’ aggregate Capital Commitments have been invested or committed for investment (including additional fundings of Investments which require funding over an extended period of time and any amounts to be expended as set forth in a business plan or budget for an Investment approved in the ordinary course of business) or have been drawn to fund Investment Expenses and (iii) the date on which the General Partner on the date hereof or an Affiliate thereof shall cease to be the General Partner (other than in violation of Section 7.02 of this Agreement), the General Partner shall not, and shall cause each of its Affiliates not to, act as a sponsor or the primary source of transactions on behalf of another pooled investment fund with objectives substantially similar to those of the Partnership, other than Alternative Investment Vehicles.

(B)         Furthermore, until the earlier of (i) the expiration of the Commitment Period, (ii) the date on which 80% of the Partners’ aggregate Capital Commitments have been invested or committed for investment (and any amounts to be expended as set forth in a business plan or budget for an Investment approved in the ordinary course of business) or have been drawn to fund Investment Expenses and (iii) the date on which the General Partner on the date hereof or an Affiliate thereof shall cease to be the General Partner (other than in violation of Section 7.02 of this Agreement), except as provided in the Section 6.09(A) or 6.09(D), the General Partner and its Affiliates shall pursue a Suitable Investment that is generated by or presented to the General Partner or its Affiliates and that is not

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prohibited by this Agreement only through the Partnership, unless prior approval has been obtained from the Advisory Committee that such investment may be pursued by a Person other than the Partnership.

(C)         At any time during the Commitment Period after 80% of the Partners’ Capital Commitments have been invested or committed for investment (including additional fundings of Investments which require funding over an extended period of time and any amounts to be expended as set forth in a business plan or budget for an Investment approved in the ordinary course of business) or have been drawn to fund Investment Expenses, if the General Partner or any Affiliate thereof is acting as a manager or the primary source of transactions on behalf of another pooled investment fund with objectives substantially similar to those of the Partnership (a “Successor Fund”), the General Partner shall have the right to permit the Successor Fund to invest in any real estate-related opportunity, but if such real estate-related opportunity is a Suitable Investment and is not otherwise prohibited pursuant to the terms of this Agreement, the Successor Fund shall only be permitted to invest therein in amounts up to a maximum of the proportion which the capital commitments of such Successor Fund bears to the sum of its capital commitments and the aggregate Capital Commitments hereunder.

(D)         Notwithstanding the foregoing or anything to the contrary in this Agreement, BIR will be permitted (x) to complete Transactions in Progress by BIR as of the date of this Agreement and (y) to acquire at all times assets that (i) satisfy the requirements of Section 1031 of the Code for like-kind exchanges for properties held by BIR or (ii) involve less than $8 million of equity capital in any 12-month period if such capital is generated as a result of the refinancing of debt by BIR. The Advisory Committee will receive written disclosure of all investments made by BIR.

6.10.      Other Activities. Subject to Sections 6.01, 6.08 and 6.09 above, the Partners and their Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, including, without limitation, real estate business ventures, whether or not such other enterprises shall be in competition with any activities of the Partnership; and neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

6.11.      Miscellaneous Revenues. The General Partner shall, and shall cause its Affiliates to, remit to the Partnership any fees payable by third parties to the General Partner or its Affiliates to the extent such fees relate to Investments or unconsummated transactions pursued by the Partnership (other than Investment Management Fees, property management fees provided in Section 6.04(B)(i), and reimbursement of certain costs that would have otherwise have been paid to third parties); provided, however, that if an Alternative Investment Vehicle, Coinvestment Vehicle, a Successor Fund or any other Person invests or had proposed to invest in an Investment with the Partnership, then the Partnership shall only be entitled to a portion of such fees which is equal to the proportionate amount which the Partnership has or would have invested in the Investment or unconsummated transaction; provided, however, that the General Partner and its Affiliates may elect to retain, and not remit to the Partnership, such fees in which case the amount of any such fees retained by the General Partner or its Affiliates shall be deducted from the next installment of the Investment Management Fee payable by the Partnership to the General Partner to the Partnership pursuant to Section 6.07(B) (with such deduction allocated pro rata among the Limited Partners in proportion to the amounts owing by the Limited Partners to the Partnership under Section 6.07(B)). If any such fees exceed such next installment of the Investment Management Fee, the excess shall be carried forward for offset against future installments of the Investment Management Fee. To the extent any such fees have not been set off against the Investment Management Fee prior to a liquidation of the Partnership pursuant to Section 10.02, such excess fees shall be remitted to the Partnership immediately prior to such liquidation.

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6.12.      Investment Committee. The General Partner shall have an investment committee (the “Investment Committee”) that will be responsible for approving all Investments and dispositions of Investments by the Partnership. The Investment Committee need not have responsibility for locating Investments, for negotiating the terms of Investments or dispositions, or for preparing evaluations of Investments or of assets that are the subject of proposed dispositions. The initial members of the Investment Committee will be George Krupp, Frank Apesche, David Olney and Thomas Shuler. The General Partner shall have the right to change the composition of the Investment Committee from time to time, in its sole discretion, and shall provide prompt notice of any such change in composition to the Advisory Committee.

6.13.	General Partner Claw Back.

(A)        Subject to Section 6.13(B), when the Partnership has disposed of all of its Investments, the General Partner will refund to the Partnership the amount, if any, by which the aggregate distributions to the General Partner under Section 5.02 in respect of its carried interest exceed the distributions the General Partner would have received under Section 5.02 in respect of its carried interest if all those distributions to the General Partner had been made immediately after the Company completed the distribution of the proceeds of its liquidation and the amount distributable to the General Partner were calculated on the basis of all Capital Contributions made by Partners, and all distributions made to Partners, during the life of the Partnership, including distributions of the proceeds of the liquidation of the Partnership (i.e., as though all of the Partnership’s Investments had been a single Investment, all Capital Contributions had been made with regard to that Investment, all Investment Revenues had been derived from that Investment and the Cumulative Preferred Return were calculated based on the balance of unreturned Capital Contributions from time to time over the life of that Investment).

(B)         Under no circumstances will the sum the General Partner is required to pay to the Partnership under Section 6.13(A) exceed the total amount the General Partner receives under Section 5.02 in respect of its carried interest, less income taxes on such amount which shall be determined at a rate equal to the applicable highest effective marginal federal, state and local personal income tax rates for an individual resident in Boston, Massachusetts and taking into account the character and holding period of items of income and the deductibility of state and local income taxes for federal income tax purposes, notwithstanding that such Person may be a corporation, partnership or limited liability company.

ARTICLE VII

ASSIGNMENTS, WITHDRAWAL AND REMOVAL OF THE GENERAL PARTNER

7.01.      Assignment or Withdrawal by the General Partner. The General Partner may not Transfer its Interest as General Partner, in whole or in part, or withdraw from the Partnership, except as permitted by this Article.

7.02.      Voluntary Assignment or Withdrawal of the General Partner. The General Partner may not Transfer its Interest as General Partner, except to an Affiliate (provided such Transfer does not cause an acceleration of any Partnership indebtedness or default under any loan or other agreement to which the Partnership is a party), voluntarily withdraw from the Partnership at any time or voluntarily dissolve itself. In addition to the foregoing, the General Partner may not Transfer its Interest to an Affiliate unless the Advisory Committee has consented thereto after receiving representations as to the interests in such Affiliate, such Affiliate meets the requirements for continued qualification of the Partnership as a partnership under the Code, and it gives prompt Notice of such Transfer to all the

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Limited Partners. In the event that the General Partner intends to Transfer its Interest to an Affiliate in accordance with the terms of this Agreement, such Affiliate shall be admitted as a successor General Partner immediately prior to the effective time of the Transfer and such successor General Partner shall continue the business of the Partnership without dissolution. Such Affiliate shall be subject to the provisions of this Section 7.02 and all other provisions of this Agreement applicable to the General Partner.

7.03.      Bankruptcy of the General Partner. Upon the Bankruptcy or dissolution of the General Partner, (a) the General Partner or its legal representative shall give Notice to the Limited Partners of such event and shall automatically, with or without delivery of such Notice, become a special Limited Partner with no power, authority or responsibility to bind the Partnership or to make decisions concerning, or manage or control, the affairs of the Partnership, and the recorded certificate of the Partnership shall be amended to reflect such fact, and (b) such Person as may be selected by a majority of the Percentage Interests of the Limited Partners within 90 days of the date of the event that caused the General Partner to become a special Limited Partner shall be admitted to the Partnership as a successor General Partner (effective as of the date of the Bankruptcy or dissolution of the prior General Partner) and such successor shall continue the business of the Partnership without dissolution, in which case the Commitment Period shall terminate. If a successor General Partner selected by a majority of the Percentage Interests of the Limited Partners is not admitted to the Partnership within such 90-day period, the Partnership shall dissolve in accordance with Article X. In the case of a conversion of the General Partner to a special Limited Partner and continuance of the Partnership without dissolution, each of the special Limited Partner and the Advisory Committee shall select one Expert, and such Experts shall jointly select a third Expert, which jointly selected Expert shall determine the Fair Value of the special Limited Partner’s Interest as of the effective date it became a special Limited Partner, taking into account all Profits, Losses, gains, deductions, distributions and other credits and charges (other than fees) to which the special Limited Partner was and would be entitled under this Agreement if all Investments of the Partnership were sold on the effective date of creation of the special Limited Partner for their Fair Value and the proceeds were distributed on such date pursuant to this Agreement. Thereafter, the special Limited Partner shall be entitled to a percentage of all future Profits, Losses, gains, deductions, distributions and other credits and charges of the Partnership equal to the quotient of (x) the Fair Value of the special Limited Partner’s Interest as of the date it was created divided by (y) the amounts which would be available to all Partners as of such date as determined by the Expert using the same assumptions as were used by the Expert in determining the Fair Value of the special Limited Partner’s Interest, but the special Limited Partner shall not be obligated to make any further deposits in the Reserve Account. The Fair Value as determined by the jointly selected Expert shall be final and conclusive on the parties. The fees and expenses of all Experts retained pursuant to this Section 7.03 shall be borne by the Partnership.

7.04.	Removal of the General Partner.

(A)        At any time (i) after the second anniversary of the final Subsequent Closing, the Limited Partners may, by Consent of 75% of the Percentage Interests of the Limited Partners, send Notice to the General Partner that effective no earlier than three months following receipt by the General Partner of such Notice and upon payment to it of an amount equal to the Investment Management Fee it would have been entitled to during the three-month period after the receipt by the General Partner of Notice, assuming for such purposes that the aggregate Net Adjusted Capital Contributions (other than those attributable to Operating Expenses) on the date of removal shall remain constant during such three-month period, it will be removed as the general partner of the Partnership, or (ii) with the Consent of a majority of the Percentage Interests of the Limited Partners, the Limited Partners may, by Notice to the General Partner effective no earlier than 15 days after receipt thereof by the General Partner, remove the General Partner as General Partner of the Partnership for Cause; provided, however, that in each case such

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removal shall not become effective until a successor General Partner is admitted pursuant to the provisions of Section 7.06.

(B)         In the event of a removal without Cause, each of the removed General Partner and the Advisory Committee shall select one Expert, and such Experts shall jointly select a third Expert, which jointly selected Expert shall determine the Fair Value of the removed General Partner’s Interest as of the effective date of removal. In the event of a removal for Cause, each of the removed General Partner and the Advisory Committee shall select one Expert, which Experts shall jointly determine the Fair Value of the removed General Partner’s Interest as of the effective date of removal. Furthermore, if Cause is based on the failure of the General Partner or the Limited Partner which is an Affiliate of the General Partner to make a Capital Contribution, the Fair Value of the removed General Partner’s Interest shall be determined after giving effect to the reduction of the General Partner’s Percentage Interest in the same manner as if the second paragraph of Section 4.04(C) applied to the General Partner, provided, that such reduction shall not reduce the determination of the Fair Value of the amounts distributable to the General Partner pursuant to Sections 5.02 in respect of its carried interest. If such Experts are not able to jointly determine such Fair Value, they shall jointly select a third Expert and submit their respective determinations of such Fair Value to the third Expert, and the third Expert shall select as the Fair Value of the General Partner’s Interest the Fair Value as submitted by either the General Partner’s Expert or the Advisory Committee’s Expert. When determining the Fair Value of the General Partner’s Interest as of the effective date of removal, the Experts shall take into account all Profits, Losses, gains, deductions, distributions and other credits and charges (other than fees) to which the General Partner was and would be entitled under this Agreement if all Investments of the Partnership were sold on the effective date of removal of the General Partner for their Fair Value and the proceeds were distributed on such date pursuant to this Agreement, and if the General Partner has been removed for Cause, the Expert or Experts shall determine a reasonable reserve for damages relating to the event which constituted Cause. The Fair Value and reserve for damages as determined by the Expert or Experts shall be final and conclusive on the parties. The fees and expenses of all Experts retained pursuant to this Section 7.04 shall be borne by (x) the Partnership in the event of removal without Cause and (y) by the removed General Partner in the event of removal for Cause.

(C)         Promptly upon the disclosure by the Expert or Experts of the Fair Value of the removed General Partner’s Interest and the reserve for damages, if applicable, the removed General Partner shall elect, unless the General Partner has been removed for Cause, in which case a majority of the Percentage Interests of the Limited Partners shall elect, to either (i) require the Partnership to redeem for cash the removed General Partner’s Interest for its Fair Value as determined by the Expert or Experts, or (ii) convert the General Partner’s Interest to that of a special Limited Partner. Any such redemption or conversion and admission of a successor General Partner pursuant to Section 7.06 shall occur within 30 days of the Expert’s or Experts’ disclosure, and the Partnership shall not make any distributions to the Partners until such redemption or conversion has been completed.

(D)         If the General Partner has been removed and an election is made to have the Partnership redeem the removed General Partner’s Interest, a majority of the Percentage Interests of the Limited Partners may elect to defer the payment of the Fair Value required to be made to the General Partner for up to six months, measured from the date of the Expert’s or Experts’ disclosure, in which case such payment of the Fair Value shall accrue interest at a per annum rate equal to the greater of (x) 10% or (y) the Prime Rate plus two percent. No distributions shall be made to the Limited Partners until payment in full has been made to the General Partner. Notwithstanding the foregoing, distributions may be made to the Limited Partners prior to payment in full being made to the General Partner in an amount equal to the tax liability (calculated based on the applicable highest marginal federal, state and local corporate income tax rates for a corporation resident in Boston, Massachusetts and taking into account the

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deductibility of state and local income taxes for federal income tax purposes, notwithstanding that such Partner may be a partnership, trust or tax-exempt entity) of the Limited Partners with respect to Profits and Losses allocated to the Limited Partners hereunder from the date of removal of the General Partner until payment in full has been made to the removed General Partner, but in no event shall such distributions to the Limited Partners in the aggregate exceed 40% of the sum of the payments made to the General Partner and the distributions made to the Limited Partners.

(E)         If the removed General Partner’s Interest has been converted to that of a special Limited Partner, it shall be entitled to a percentage of all future Profits, Losses, distributions and other credits and charges of the Partnership equal to the quotient of (x) the Fair Value of the General Partner’s Interest as of the date of removal divided by (y) the amounts which would be available for distribution to all Partners as of such date as determined by the Expert using the same assumptions as were used by the Expert in determining the Fair Value of the General Partner’s Interest.

(F)         If the General Partner has been removed for Cause, the removed General Partner shall be required to fund a damages reserve account in an amount equal to the damages determined by the Expert or Experts. The removed General Partner shall fund such damages reserve account from (i) the proceeds from the redemption of its Interest if such Interest has been redeemed for Fair Value or (ii) future distributions received from the Partnership if it has been converted to a special Limited Partner. Amounts held in the damages reserve account shall be held for a period of nine months from the date of removal, at which time such funds shall be returned to the removed General Partner, unless at the end of such nine-month period a lawsuit is pending against the removed General Partner relating to the matter which constituted Cause. If such a lawsuit is pending at the end of such period, the funds shall be held in the damages reserve account until such time as such lawsuit has been settled or a final, nonappealable judgment has been issued in connection therewith, at which time all damages determined in such action shall be paid from the damages reserve account to the Partnership and any remaining amounts in the damages reserve account will be returned to the removed General Partner. Notwithstanding the foregoing, the removed General Partner shall remain liable for all damages resulting from its breach or act or omission which constituted Cause and which exceed amounts deposited in the damages reserve account. Furthermore, if the General Partner was removed for Cause, it shall not be entitled to vote with the Limited Partners upon any matter which requires the consent or approval of the Limited Partners under this Agreement or the Act.

7.05.      Obligations of a Prior General Partner. In the event that the General Partner Transfers its Interest in accordance with Section 7.02 or 7.04 or has its Interest converted to that of a special Limited Partner pursuant to Section 7.03 or 7.04, it shall have no further obligation or liability as a General Partner to the Partnership pursuant to this Agreement in connection with any obligations or liabilities arising from and after such Transfer or conversion, and all such future obligations and liabilities shall automatically cease and terminate and be of no further force or effect; provided, however, that nothing contained herein shall be deemed to relieve the General Partner of any obligations or liabilities (i) arising prior to such Transfer or conversion or (ii) resulting from a dissolution of the Partnership caused by the act of the General Partner where liability is imposed upon the General Partner by law or by the provisions of this Agreement.

7.06.      Successor General Partner. A Person shall be admitted as a General Partner only if the following terms and conditions are satisfied:

(A)        except in the case of a permitted Transfer of the General Partner’s Interest to an Affiliate as provided in Section 7.02, the admission of such Person shall have been Consented to by a majority of the Percentage Interests of the Limited Partners;

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(B)         the Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

(C)         a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation;

(D)         if the successor General Partner is a corporation, it shall have provided counsel for the Partnership with a certified copy of a resolution of its Board of Directors and, if required, the consent of the shareholders, authorizing it to become a General Partner;

(E)         if the successor General Partner is not a corporation but is a partnership, limited liability company or other entity, it shall provide counsel for the Partnership with a certified copy of its organizational documents, together with certified copies of any actions authorizing it to become a General Partner; and

(F)         counsel for the Partnership shall have rendered an opinion that none of the actions taken in connection with such Transfer or admission will have an adverse tax effect upon the Partnership, which adverse tax effect can be waived by the Consent of a majority of the Percentage Interests of the Limited Partners.

The former General Partner shall reasonably cooperate to facilitate the substitution of the successor General Partner, even where the General Partner was removed for Cause, and shall be reimbursed for its reasonable costs and expenses relating thereto.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.01.      Management of the Partnership. Without limiting a Limited Partner’s participation on the Advisory Committee as set forth in this Agreement, no Limited Partner shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership, except as provided in the Act and insofar as the Consent of the Limited Partners shall be expressly required by this Agreement. The exercise of any of the rights and powers of the Limited Partners pursuant to the Act or the terms of this Agreement, including participation on the Advisory Committee, shall not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs.

8.02.	Limitation on Liability.

(A)        No Limited Partner shall have any liability to contribute money to the Partnership, nor shall any Limited Partner be personally liable for any obligations of the Partnership, except to the extent of its Remaining Capital Commitment as of the date any Capital Contribution is required and as otherwise provided in Sections 4.03, 4.04, 4.09, 5.04 and 8.02(B). No Limited Partner shall be obligated to make loans to the Partnership or to repay to the Partnership, any Partner or any creditor of the Partnership all or any fraction of any amounts distributed to such Partner except as specifically required pursuant to Section 8.02(B).

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(B)         In accordance with state law, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership for the benefit of partnership creditors amounts previously distributed to it as a return of capital. It is the intent of the Partners that a distribution to any Partner be deemed a compromise within the meaning of Section 17-502(b) of the Act and not a return or withdrawal of capital, even if such distribution represents, for income tax purposes or otherwise (in full or in part), a distribution of capital, and no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership, except as provided in this Section 8.02. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

8.03.	Power of Attorney.

(A)        Each Limited Partner hereby makes, constitutes and appoints the General Partner and/or its authorized officers and agents, successors and assigns, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to make, complete, execute, sign, acknowledge, deliver, file and record at the appropriate public offices the following documents with respect to the Partnership:

(i)           all certificates, other agreements and amendments thereto which the General Partner deems necessary to form, continue or otherwise qualify the Partnership as a limited partnership in each jurisdiction in which the Partnership conducts or may conduct business, and each Limited Partner specifically authorizes the General Partner to execute, sign, acknowledge, deliver, file and record a certificate of limited partnership of the Partnership and amendments thereto (authorized pursuant to the terms hereof) as required by the Act;

(ii)          this Agreement, counterparts hereof and amendments hereto authorized pursuant to the terms hereof;

(iii)         all instruments which the General Partner deems necessary to effect the admission of a General Partner pursuant to Section 7.06, the admission of a Limited Partner pursuant to Section 4.09 or Article IX, the sale or transfer of the Interest of a Limited Partner by the Partnership pursuant to Section 4.04(B)(ii), or the dissolution and liquidation of the Partnership in accordance with the provisions hereof; and

(iv)        all appointments of agents for service of process and attorneys for service of process which the General Partner deems necessary or appropriate in connection with the organization and qualification of the Partnership.

(B)         The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the Bankruptcy, death, dissolution or legal disability or cessation to exist of a Limited Partner to the fullest extent permitted by law and shall extend to its heirs, executors, personal representatives, successors and assigns, and the transfer or assignment of all or any part of the Interest of such Limited Partner; provided, however, that if a Limited Partner transfers all or any part of its Interest, the foregoing power of attorney of a transferor Limited Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substitute Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

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(C)         The power of attorney granted to the General Partner shall not apply to Consents of the Limited Partners, the Advisory Committee or the Plan Assets Committee provided for in this Agreement.

(D)         Each Limited Partner further agrees to execute any and all documents or instruments referred to in this Section 8.03 if the power of attorney granted hereunder is rendered ineffective by the provisions of the Act or if the General Partner in its reasonable discretion so requests execution by such Limited Partner and the same shall not be inconsistent with the provisions hereof.

8.04.      Confirmation of Credit Facilities and Other Borrowings. In connection with credit facilities and other borrowings obtained by the Partnership, including any facility secured as provided in Section 3.02(D), Limited Partners may from time to time be required to, and at the request of the General Partner shall, confirm their Capital Commitments and Remaining Capital Commitment (including the application thereto of any agreements referred to in the second parenthetical in Section 16.10), provide financial information, cause to be delivered opinions of counsel satisfactory to the credit provider or lender regarding, among other matters, authority, due authorization and enforceability of agreements, and to execute other documents, in each case, as may be reasonably required by the credit provider or lender. In addition, under certain circumstances each entity providing funds to a Limited Partner may from time to time be required to, and at the request of the General Partner shall, provide financial information related thereto, cause to be delivered an opinion of counsel satisfactory to the credit provider or lender (regarding, among other matters and those referred to above in this Section, consent to United States jurisdiction) and to execute other documents, including, without limitation, guarantees, as may be reasonably required by the credit provider or lender. Nothing herein shall be construed as requiring a Limited Partner to waive any right it may have under this Agreement.

ARTICLE IX

TRANSFER OF LIMITED PARTNERSHIP INTERESTS

9.01.      Transfers. A Limited Partner may not Transfer its Interest in the Partnership or any part thereof except (i) as provided in Section 4.04(B)(ii), or (ii) as permitted in this Article IX, and any such Transfer in violation of this Article IX shall be null and void as against the Partnership.

9.02.	Transfer by Limited Partners.

(A)        A Limited Partner may Transfer its Interest in the Partnership, in whole or in part, by an executed and acknowledged written instrument only if all of the following conditions are satisfied:

(i)           the transferor and proposed transferee file a Notice of Transfer with the General Partner which contains the information reasonably required by the General Partner, including (a) the address and social security or taxpayer identification number of the proposed transferee, if applicable, or Form W-8BEN, W-8ECI or other relevant tax withholding form if the transferee is not a U.S. Person for U.S. federal income tax purposes, (b) the circumstances under which the proposed Transfer is to be made, including whether the proposed Transfer would constitute a disregarded transfer for purposes of Regulations § 1.7704-1(e) or corresponding rulings promulgated under the Code and that the proposed Transfer is not being made on an established securities market or a secondary market (or the substantial equivalent thereof) within the definition of a publicly traded partnership under Section 7704 of the Code and (c) the Interests to be Transferred and which Notice shall be signed and certified by the Limited Partner;

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(ii)          any reasonable costs incurred by the Partnership in connection with the Transfer are paid by the transferor Limited Partner to the Partnership;

(iii)         the Interest being transferred represents a Remaining Capital Commitment of at least $1,000,000; and

(iv)        the General Partner Consents in writing to the Transfer, which Consent it may grant or withhold in its sole and absolute discretion; provided, that if the General Partner receives an opinion of counsel satisfactory to the General Partner stating that the Transfer does not violate the Securities Act or applicable state securities laws, that the Transfer will not cause the Partnership to become an investment company under the Investment Company Act, and that such Transfer will not cause a termination of the Partnership under Section 708(b)(1) of the Code and notwithstanding such Transfer, the Partnership shall continue to be treated as a partnership under the Code (including Section 7704 of the Code), and, to the General Partner’s satisfaction, the proposed transferee has the financial capability to meet its obligations hereunder, such Consent shall not be unreasonably withheld.

Notwithstanding the foregoing, the General Partner shall not withhold Consent under Section 9.02(A)(iv) in the event of a transfer from an existing trustee of an ERISA Partner to a successor trustee (a successor trustee to include, for purposes of this Section 9.02(A), a proper holder (which is not a trustee) of the assets of a plan or governmental unit described in Sections 401(a)(24) and 818(a)(6) of the Code, where the assets of the applicable plan are not held in trust), if (i) such transfer is merely in connection with the replacement of the existing trustee with respect to all of the investments of the ERISA Partner held by such existing trustee, (ii) the ERISA Partner would have been qualified to be admitted as a Limited Partner if the successor trustee were the trustee with respect to the ERISA Partner when the ERISA Partner became a Limited Partner, (iii) the ERISA Partner, acting through the successor trustee, would be qualified to be admitted as a Limited Partner at the time of transfer and (iv) the General Partner receives reasonable assurances that the transfer is in accordance with applicable law.

(B)         Upon satisfaction of the conditions set forth in Section 9.02(A), any such Transfer shall be recognized by the Partnership as being effective on the first day of the calendar month following either receipt by the Partnership of such Notice of the proposed Transfer or the satisfaction of said conditions, whichever occurs later.

(C)         If a permitted transferee of a Limited Partner does not become a Substitute Limited Partner pursuant to Section 9.03, the transferee shall become a mere assignee and shall not have any non-economic rights of a Limited Partner of the Partnership, including, without limitation, the right to require any information on account of the Partnership’s business, inspect the Partnership’s books or vote on the Partnership matters.

(D)         Notwithstanding anything contained above, the General Partner shall not consent to any Transfer if such Transfer will cause an acceleration pursuant to or a default under any credit facility referred to in Section 8.04.

9.03.      Substitute Limited Partner. A transferee of the whole or any portion of an Interest in the Partnership pursuant to Section 9.02 shall have the right to become a Substitute Limited Partner in place of its transferor only if all of the following conditions are satisfied (provided such Transfer does not cause an acceleration pursuant to or a default under any credit facility referred to in Section 8.04):

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(A)        the fully executed and acknowledged written instrument of Transfer has been filed with the Partnership;

(B)	the transferee executes, adopts and acknowledges this Agreement;

(C)         any reasonable costs of Transfer incurred by the Partnership are paid to the Partnership; and

(D)         the General Partner shall have Consented in writing to the substitution, which Consent it may grant or withhold in its sole and absolute discretion, and which Consent may be conditioned upon, among other things, delivery of the opinion of counsel, satisfactory to the General Partner, as to the matters referred to in the opinion described in Section 9.02(A)(iv) above as such matters relate to the transferee becoming a Substitute Limited Partner; provided, that if (y) the General Partner receives an opinion of counsel satisfactory to the General Partner, as described above and (z) the proposed Substitute Limited Partner has a net worth or, if the proposed Substitute Limited Partner is a bank, insurance company, pension fund or other similar institutional investor with assets available for investment of not less than 125% of the portion of the transferor Limited Partner’s Remaining Capital Commitment being assumed by the proposed Substitute Limited Partner, such Consent shall not be withheld unreasonably.

9.04.	Involuntary Withdrawal by Limited Partners.

(A)        If an individual Limited Partner does not, by written instrument, designate a Person to become a transferee of his Interest upon his death, then his personal representative shall have all of the rights of a Limited Partner for the purpose of settling or managing his estate, and such power as the decedent possessed to Transfer his Interest in the Partnership to a transferee and to join with such transferee in making application to substitute such transferee as a Substitute Limited Partner.

(B)         Upon the Bankruptcy, dissolution or other cessation of existence of a Limited Partner which is a trust, corporation, partnership or other entity, the authorized representative of such entity shall have all the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to designate a successor as a transferee of its Interest and to join with such transferee in making application to substitute such transferee as a Substitute Limited Partner.

(C)         The death, Bankruptcy, dissolution, disability or legal incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

ARTICLE X

DISSOLUTION AND LIQUIDATION; CONTINUATION

10.01.    Dissolution. The Partnership shall be dissolved upon the first to occur of any one of the following:

(A)        an election to dissolve the Partnership is made by the General Partner with the Consent of a majority of the Percentage Interests of the Limited Partners;

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(B)         after the end of the Commitment Period, the reduction to cash of all or substantially all of the Investments (which Investments shall include purchase money security interests) of the Partnership;

(C)         subject to the provisions of Article VII and Section 10.03, the Bankruptcy, dissolution, removal or other withdrawal of the General Partner or the sale, transfer or assignment by the General Partner of its Interest in the Partnership;

(D)         upon the eighth anniversary of the First Closing, unless extended by the General Partner in its reasonable discretion for up to two consecutive additional one-year periods upon Notice to the Limited Partners and with Advisory Committee Consent;

(E)	as provided in Section 13.02(B);

(F)         at any time after the second anniversary of the final Subsequent Closing, upon the Consent of 75% of the Percentage Interests of the Limited Partners; or

(G)	any other event causing dissolution of the Partnership under the Act.
10.02.	Liquidation.

(A)        Upon dissolution of the Partnership, the Liquidator shall wind up the affairs of the Partnership as expeditiously as business circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Partnership and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Partnership, distribute the assets among the Partners in accordance with the provisions for the making of Distributions set forth in this Article X. Notwithstanding the foregoing, in the event that the Liquidator shall, in its absolute discretion, determine that a sale or other disposition of part or all of the Investments would cause undue loss to the Partners or otherwise be impractical, the Liquidator may either defer liquidation of any such Investments and withhold distributions relating thereto for a reasonable time, or distribute part or all of such Investments to the Partners in kind (utilizing the principles of Section 5.05 and the valuation procedures described herein). If the General Partner is not the Liquidator, the Limited Partners shall not be obligated to make any further payment of the Investment Management Fee effective as of the appointment of such Liquidator.

(B)         No Partner shall be liable for the return of the Capital Contributions of other Partners, provided that this provision shall not relieve any Partner of any other duty or liability it may have under this Agreement.

(C)         Upon liquidation of the Partnership, all of the assets of the Partnership, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:

(i)           for the payment of the debts and liabilities of the Partnership and the expenses of liquidation;

(ii)          to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

(iii)	to the Partners in accordance with the priorities of Section 5.02.

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(D)         When the Liquidator has complied with the foregoing liquidation plan, the Partners shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the certificate of limited partnership of the Partnership, at which time the Partnership shall be terminated.

10.03.    Continuation of Partnership. Notwithstanding the provisions of Section 10.01(C), the occurrence of an event of withdrawal of a General Partner shall not cause a dissolution of the Partnership if the Partnership, in such circumstance, is continued pursuant to the provisions of Article VII hereof or if, within 90 days after the withdrawal, a majority of the Percentage Interests of the Limited Partners admit a successor General Partner to the Partnership (effective as of the date of the withdrawal of the prior General Partner), in which case the business of the Partnership shall be continued without dissolution.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

11.01.    Representations and Warranties of the Limited Partners. Each Limited Partner is fully aware that the Partnership and the General Partner are relying upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, and upon the truth and accuracy of the following representations by each of the Limited Partners. Each of the Limited Partners hereby represents and warrants, as to itself only as of the date hereof, that (i) its Interest in the Partnership is being acquired for investment and not with a view to the distribution or sale thereof, subject to any requirement of law that its property at all times be within its control; (ii) it has been given the opportunity to ask the General Partner questions relating to the Partnership and has had access to such financial and other information concerning the Partnership as it has considered necessary to make a decision to invest in the Partnership and has availed itself of that opportunity to the full extent desired; (iii) it is able (x) to bear the economic risk of its investment in the Partnership, (y) to retain its Interest for the full term of the Partnership and (z) to afford a full loss of its Capital Commitment; and (iv) if any portion of its Capital Contributions consists, or will consist, of assets of an employee benefit plan as defined in Section 3(3) of ERISA, whether or not such plan is subject to Title I of ERISA or a plan subject to Section 4975 of the Code, determined after giving effect to applicable regulations, rulings, and exemptions thereunder, it has so notified the General Partner in writing. Each of the Limited Partners hereby represents, warrants and covenants that no portion of its Capital Contributions consists, or will consist, of assets of an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA or a plan subject to Section 4975 of the Code, determined after giving effect to applicable regulations, rulings, and exemptions thereunder. Additionally, each Limited Partner hereby represents and warrants that if the Limited Partner, by virtue of the Interest subscribed for hereby, would own more than 10% of the aggregate Percentage Interests of the Partnership, as of the date of the acquisition of the Limited Partner’s Interest, either (i) all the Limited Partner’s outstanding securities (as such term is defined in the Investment Company Act) are beneficially owned by one natural person, or (if the General Partner, in its sole discretion, so permits) such larger number of persons, not to exceed 10, as such Limited Partner shall certify to the Partnership or (ii) the Limited Partner is not an Investment Company as defined in the Investment Company Act, and is not relying on the exemptions provided in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act as a basis for not being an Investment Company.

11.02.    Representations and Warranties of the General Partner. The General Partner represents, warrants and covenants to each other Partner that as of the date hereof (or such other date as is set forth below):

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(A)        The Partnership is a duly formed and validly existing limited partnership under the laws of the State of Delaware with full power and authority to conduct its business as contemplated in this Agreement.

(B)         The General Partner is a duly formed and validly existing limited liability company under the laws of the State of Delaware, with full power and authority to perform its obligations herein.

(C)         The managing member of the General Partner has been duly formed and is validly existing under the laws of Delaware, with full power and authority to perform its obligations herein.

(D)         All action required to be taken by the General Partner, its managing member and the Partnership, as a condition to the issuance and sale of the Limited Partner Interests being purchased by the Limited Partners has been taken and all necessary consents relating thereto have been obtained; the Interest of each Limited Partner represents a duly and validly issued limited partnership interest in the Partnership; and each Limited Partner is entitled to all the benefits of a Limited Partner under this Agreement and the Act.

(E)         This Agreement has been duly authorized, executed and delivered by the General Partner and, upon due authorization, execution and delivery by each Limited Partner, will constitute the valid and legally binding agreement of the General Partner enforceable in accordance with its terms against the General Partner.

(F)         As of the date thereof and as of the date hereof, the Private Placement Memorandum for the Partnership, dated February 2005, did not and does not contain any untrue statement of a material fact and did not omit or does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that the description therein of this Agreement and the provisions hereof is superseded in its entirety by this Agreement.

(G)         Assuming the accuracy of the representation made by each Limited Partner pursuant to the last sentence of Section 11.01, the Partnership is not required to register as an investment company under the Investment Company Act.

(H)         Assuming the accuracy of the representations made by each Limited Partner pursuant to Section 11.01 and the Subscription Agreements, the offer and sale of the Limited Partner Interests do not require registration of the Limited Partner Interests under the Securities Act.

(I)          The Partnership has not incurred any material liability other than Organizational Expenses and its obligations set forth in this Agreement.

ARTICLE XII

ACCOUNTING AND REPORTS

12.01.	Books and Records.

(A)        The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership (which at all times shall remain the property of the Partnership), in the

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name of the Partnership and separate and apart from the books of the General Partner, the Predecessor Funds and their respective Affiliates, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other books, records and information required by the Act or necessary for recording the Partnership’s business and affairs. The Partnership’s books and records shall be maintained in accordance with generally accepted accounting principles. The Partnership shall initially retain PricewaterhouseCoopers LLP as its independent certified public accountant. The General Partner may not permit the Partnership to retain any other accounting firm as its independent certified public accounting firm without having received the Consent of the Advisory Committee.

(B)         Each Limited Partner shall be afforded full and complete access to all records and books of account of the Partnership for a purpose reasonably related to the Limited Partner’s interest as a limited partner during reasonable business hours or such other times as required by legislative authority and, at such hours, shall have the right of inspection and copying of such records and books of account, at its expense. Each Limited Partner shall have the right to audit such records and books of account of the Partnership by an accountant of its choice at its expense for a purpose reasonably related to the Limited Partner’s interest as a limited partner. The General Partner shall reasonably cooperate with any Limited Partner or their agents in connection with any review or audit of the Partnership or its records and books. The General Partner shall retain all records and books relating to the Partnership for a period of at least six years after the termination of the Partnership and shall thereafter destroy such records and books only after giving at least 30-days’ advance written notice to the Limited Partners.

(C)         Notwithstanding the provisions of the preceding paragraph and except as set forth in the last sentence of Section 16.14, the General Partner shall have the right to keep confidential from Limited Partners for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreement with a third party to keep confidential.

12.02.    Tax Matters Partner. The General Partner shall be designated the tax matters partner (in this Section called the “TMP”) as defined in Code § 6231(a)(7) with respect to operations conducted by the Partnership pursuant to this Agreement. The TMP shall comply with the requirements of Code §§ 6221 through 6232 and Regulations promulgated thereunder, and the Partners further agree as follows:

(A)        The TMP shall have a continuing obligation to provide the Service with sufficient information so that proper notice can be mailed to all Partners as provided in Section 6223 of the Code, and the Partners shall have a continuing obligation to furnish the TMP with such information (including information specified in Code § 6230(e)) as the TMP may reasonably request for such purposes.

(B)         The TMP shall keep each Partner informed of all administrative and/or judicial proceedings for the adjustment of partnership items (as defined in Code § 6231(a)(3) and regulations promulgated thereunder) at the Partnership level. Without limiting the generality of the foregoing sentence, within 15 days of receiving any written or oral notice of the time and place of a meeting or other proceeding from the Service regarding a Partnership proceeding (and in any event, within a reasonable time prior to such meeting or proceeding), the TMP shall furnish a copy of such written communication or notice, or inform the Partners in writing of the substance of any such oral communication.

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(C)         If any administrative proceeding contemplated under Code § 6223 has begun, the Partners shall, upon request by the TMP, notify the TMP of their treatment of any Partnership item on their federal income tax return which is or may be inconsistent with the treatment of that item on the Partnership’s return.

(D)         Any Partner who enters into a settlement agreement with the Service with respect to Partnership items shall notify the other Partners of such settlement agreement and its terms within 30 days after the date of such settlement.

(E)         If the TMP elects not to file suit concerning an administrative adjustment or request for administrative adjustment and another Partner elects to file such a suit, such other Partner shall notify all Partners of such intention and the forum or forums in which such suit shall be filed.

(F)         The TMP shall be authorized to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Partnership administrative adjustment or enter into any settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any Fiscal Year of the Partnership, provided that the TMP shall promptly send Notice to the Limited Partners upon taking any of the foregoing actions. Notwithstanding the foregoing, in respect of any issues raised on a tax audit which primarily affect Partners that are tax-exempt, the General Partner shall consult with such Partners through the course of the tax audit. If the General Partner proposes to settle any such issue, the General Partner will provide notice of the settlement to the tax-exempt Partners within 30 days after it is proposed, and tax-exempt Partners will have 30 days to object to the settlement terms, after which period such Partners will be deemed to have approved of the settlement; provided, however, that if tax-exempt Partners representing at least a majority of the Percentage Interests of such Partners have objected to such terms, the matter will be submitted to arbitration.

(G)         The obligations imposed on the TMP and the participation rights afforded the Limited Partners under this Section 12.02 and Code §§ 6221 through 6232 may not be restricted or limited in any fashion by the TMP or any Partner or Partners without the Consent of all the Partners.

(H)         The Partnership shall indemnify and reimburse the TMP for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners or in connection with any audit of the Partnership’s U.S. federal income tax returns, except to the extent such expenses, claims, liabilities, losses and damages are attributable to the gross negligence or willful misconduct of the TMP. The payment of all such expenses to which the indemnification applies shall be made before any distributions pursuant to Section 5.02. Neither the General Partner, nor any of its Affiliates, nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the TMP in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the TMP and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 6.05 shall be fully applicable to the TMP in its capacity as such.

12.03.	Reports to Partners.

(A)        The General Partner shall cause to be prepared and furnished to each Limited Partner at the Partnership’s expense with respect to each Fiscal Year of the Partnership:

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(i)           a statement as to the more recent of (a) the cost of each Investment or (b) if it has been prepared, an estimate of the Fair Value of each Investment, determined by the General Partner or an Expert (if an appraisal was in fact made by or for the Partnership), and all secured debt and other liabilities accrued with respect to such Investment or otherwise payable by the Partnership;

(ii)          the information necessary for the preparation by such Limited Partner of its federal, state and other income tax returns;

(iii)         an audited balance sheet, income statement, statements of cash flows and Partners’ Capital Accounts prepared in accordance with generally accepted accounting principles and a copy of the auditor’s letter to management; and

(iv)        such other information as the General Partner deems reasonably necessary for the Limited Partners to be advised of the current status of the Partnership and its business.

The General Partner shall use reasonable endeavors to cause the foregoing to be furnished to the Limited Partners within 90 days, and in any event within 120 days, after the close of each Fiscal Year of the Partnership.

(B)         The General Partner shall cause to be prepared and furnished to each Limited Partner with respect to each fiscal quarter (other than the Partnership’s last fiscal quarter of each Fiscal Year) an unaudited report prepared in accordance with generally accepted accounting principles, which includes for the quarter and year to date a balance sheet, an income statement, a statement of cash flows and:

(i)           a statement showing the computation of fees and distributions to the General Partner and its Affiliates which statement shall separately reflect each type of transaction with or service provided by the General Partner and its Affiliates, the amount paid with respect thereto, and the method or formula used for calculating such payment, other than transactions specifically contemplated by this Agreement;

(ii)	a statement of each Partner’s Capital Account;

(iii)         a Partner’s Capital Account transactions report which shows the details of all Partnership transactions which flow through a Partner’s Capital Account and have occurred since the end of the preceding quarter and preceding Fiscal Year, including all capital calls, cash flows and/or capital distributions, and their effects at the time on each Partner’s IRR;

(iv)        a statement reflecting any transactions with the General Partner or any of its Affiliates with respect to the Partnership; and

(v)         a statement as to the more recent of (a) the cost of an Investment or (b) if it has been prepared, an estimate of the Fair Value of an Investment, determined by the General Partner or an Expert (if an appraisal was in fact made by or for the Partnership) and all secured debt and other liabilities accrued with respect to such Investment or otherwise payable by the Partnership, provided there has been a material change to the figures provided to the Limited Partners in accordance with Section 12.03(A)(i).

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The General Partner shall use reasonable endeavors to cause the foregoing to be furnished to the Limited Partners within 45 days, and in any event within 60 days, after the close of the relevant fiscal quarter.

(C)         The General Partner shall cause to be prepared and furnished to each Limited Partner a statement describing any uncured event of default under any loans to which the Partnership or any of its subpartnerships is subject, within 30 days after the General Partner has knowledge thereof.

(D)         The General Partner shall provide such other reports or information as any Limited Partner may reasonably request relating to the General Partner’s reasonable projections as to the Partnership’s unrelated business taxable income. The General Partner shall use its best efforts to provide financial information in substance and format as may be reasonably requested by the Advisory Committee.

(E)         Promptly upon the termination of the Commitment Period, the General Partner shall cause to be prepared and furnished to the Advisory Committee a list of all Transactions in Progress by the Partnership.

12.04.    Partnership Funds. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership and the General Partner shall not employ such funds in any manner except for the benefit of the Partnership. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institution, as the General Partner shall determine in the name of the Partnership and not in the name of the General Partner. All withdrawals from the Partnership’s accounts shall be made upon checks or instructions signed by the General Partner. Partnership funds shall not be commingled with the funds of any other Person nor shall such funds be employed by the General Partner as compensating balances other than in respect of Partnership borrowings.

ARTICLE XIII

CERTAIN ERISA MATTERS

13.01.    Operating Company. Unless the General Partner has exercised its discretion to limit investment from benefit plan investors or ERISA Partners under Section 3.02(P), the General Partner shall use its reasonable best efforts to conduct the affairs of the Partnership in compliance with the exception for “real estate-operating companies” or the exception for “venture capital operating companies,” or otherwise with the exception for other “operating companies” provided in the Plan Assets Regulations.

13.02.	ERISA Opinion.

(A)        The General Partner shall deliver promptly to each ERISA Partner (with a copy to each other Limited Partner) an opinion of counsel (which counsel shall be Clifford Chance US LLP or such other counsel as shall be reasonably acceptable to at least 65% of the Percentage Interests of the ERISA Partners) with respect to the “initial valuation date” (as defined in 29 CFR § 2510.3-101(d)(5)), which opinion shall state whether the Partnership should have qualified as a “real estate operating company” or a “venture capital operating company” for the period beginning on the date on which the Partnership made the first Investment that caused it to qualify as a “real estate operating company” or a “venture capital operating company” and ending on the last day of the first “annual valuation period” (as so defined). The opinion referred to in the prior sentence (i) may rely, inter alia, upon a certificate of the General Partner as to the exercise of management rights with respect to one or more Investments during

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the appropriate period and as to a description of the Partnership’s Investments and (ii) shall state whether the Partnership has included in a certification to such counsel a statement to the effect that on such “initial valuation date” at least 50% of the Partnership’s assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, were invested in real estate investments or venture capital investments, as applicable, as described in the Plan Assets Regulations. Thereafter, the General Partner shall deliver to each ERISA Partner (with a copy to each other Limited Partner) a certificate with respect to each “annual valuation period,” which certificate shall state whether the Partnership should have qualified as a “real estate operating company” or a “venture capital operating company” for the 12-month period following the last day of such “annual valuation period.” Notwithstanding the foregoing, the opinion and certificate described above in this Section 13.02(A) shall not be required if the General Partner has exercised its discretion to limit investment from benefit plan investors or ERISA Partners under Section 3.02(P).

(B)         If the opinion or certificate, as applicable, described in Section 13.02(A) is not affirmative, or if the General Partner has exercised its discretion to limit investment from benefit plan investors or ERISA Partners under Section 3.02(P) but the General Partner nevertheless determines that participation by “benefit plan investors” in the Partnership is “significant” for purposes of the Plan Assets Regulations, then the General Partner shall, and it is hereby authorized and empowered to, take the actions described below.

(i)           As soon as possible, the General Partner shall form and consult with a special committee (the “Plan Assets Committee”) consisting of the representatives or designees of the two ERISA Partners having the largest Capital Commitments of all ERISA Partners, and the two Limited Partners (other than the General Partner and any of its Affiliates) that are not ERISA Partners, if any, having the largest Capital Commitments of all such Limited Partners that are not ERISA Partners. Each member of the Plan Assets Committee shall have one vote. The Plan Assets Committee shall review the opinion, if any, referred to above, consider the options available to the Partnership for mitigating, preventing or curing any adverse consequences to the Partners that may arise as a result of the failure to receive an affirmative opinion, and shall make non-binding proposals to the General Partner as to which of those options should be pursued.

(ii)          The General Partner shall then take such actions as are necessary and appropriate to mitigate, prevent or cure such adverse consequences, taking into account the interests of all Partners and the Partnership as a whole, considering the following alternatives, to the extent practical, in the following order: (a) to the extent practicable, as determined by the General Partner in its discretion, taking the actions proposed by the Plan Assets Committee or substantially equivalent actions; (b) renegotiating the terms of any Investment or otherwise modifying the manner in which the Partnership conducts its business; (c) permitting the transfer of all or a portion of the Interests of any or all of the ERISA Partners; (d) with the Consent of a majority of the Percentage Interests of the ERISA Partners, reducing (on a uniform and pro rata basis unless otherwise Consented by all ERISA Partners) the ERISA Partners’ Capital Contributions to one or more (but less than all) Investments made thereafter; or (e) requiring each ERISA Partner (on a pro rata basis unless otherwise Consented by all ERISA Partners) to do one of the following: (x) transfer all or a portion of its Interest at a price not less than the Fair Value of such Interest or portion thereof, as adjusted to reflect the Fair Value of the Partnership’s assets, or (y) completely or partially withdraw from the Partnership and receive in consideration therefor an amount equal to the Fair Value of the portion of the ERISA Partner’s Interest being withdrawn, on the same terms and conditions as if the ERISA Partner is withdrawing from the Partnership as described below; provided, however, that (I) in making a determination of Fair Value under this provision, each of the General Partner, a majority of the Percentage Interests of

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the ERISA Partners and a majority of the Percentage Interests of the non-ERISA Partners shall select one Expert, and such Experts shall unanimously select a fourth Expert, which unanimously selected Expert shall determine such Fair Value and (II) if an ERISA Partner so proposes, the General Partner shall cooperate with the ERISA Partner in the discovery of a buyer for all or a portion of such ERISA Partner’s Interest.

(iii)         If, within 120 days of the formation of the Plan Assets Committee, the General Partner has not delivered to each ERISA Partner an affirmative opinion, then each ERISA Partner may send Notice to the General Partner that it is completely withdrawing from the Partnership; provided that such right of withdrawal shall lapse if an affirmative opinion has been delivered to the withdrawing ERISA Partner prior to the effective date of withdrawal. The withdrawing ERISA Partner shall be entitled to receive in consideration for its Interest an amount equal to the Fair Value of its Interest, with such Fair Value being determined as provided in the prior paragraph, and such amount being payable, in the sole discretion of the General Partner, either (I) in cash 30 days after the determination of such Fair Value or (II) in the form of a promissory note containing the following terms. Such promissory note shall bear interest at a rate equal to the lesser of (a) the highest rate permitted by law or (b) the greater of (1) the rate the Partnership could obtain from a money market fund or (2) that rate necessary to avoid imputation of interest under any applicable provision of the Code. Such promissory note shall be due in full on the earlier of the dissolution and final termination of the Partnership or five years from issuance. Partial payments under such promissory note will be made at the time of distributions to the Partners, in an amount determined as follows:

Amount of Payment	=	1.5 x A/B x C

		Where	A	=	Original principal amount of note
			B	=	Fair Value of the Partnership as of the effective date of withdrawal
			C	=	Total amount of each distribution (including payment on the Promissory Note)

(iv)        Notwithstanding the foregoing, if 50% or more of the Percentage Interests of the ERISA Partners elect to withdraw from the Partnership pursuant to the foregoing, then the General Partner, in its sole discretion, shall have the right to dissolve the Partnership, in which case the amount of payment to be made under any promissory notes issued to a withdrawing ERISA Partner shall be as follows:

Amount of Payment	=	1.5 x A/B x C

(v)         Any complete or partial withdrawal of the ERISA Partners as provided in this Section 13.02(B) shall occur as of the date that is the earlier of (I) the last day of the Fiscal Year of the Partnership during which the decision to withdraw is made or (II) the last day of the fiscal quarter during which such decision to withdraw is made or of any subsequent fiscal quarter if such day is recommended by counsel, in any such opinion, based on a change in circumstances or law.

(vi)        Any distributions in kind made to a withdrawing ERISA Partner shall be made at the option of the General Partner after consultation with the withdrawing ERISA Partner, and shall be made in proportion to the withdrawing ERISA Partner’s Percentage Interest;

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provided that (I) any such distribution shall be subject to Section 5.05, and (II) no distribution of property shall be made to the withdrawing ERISA Partner if the holding thereof would result in a violation of ERISA or other applicable law; and provided, further, that the General Partner, to the extent permitted by applicable law, may require the withdrawing ERISA Partner to give the General Partner its proxy with respect to Securities distributed to it.

ARTICLE XIV

AMENDMENTS AND MEETINGS

14.01.	Amendment Procedure. The amendment procedure is as follows:

(A)        Amendments to this Agreement may be proposed by the General Partner or by 25% of the Percentage Interests of the Limited Partners.

(B)         A proposed amendment will be adopted and effective only if it receives the Consent of the General Partner, which Consent it may grant or withhold in its sole and absolute discretion, and the Consent of a majority of the Percentage Interests of the Limited Partners, except that (i) amendments may be adopted solely upon the Consent of the General Partner, after giving Notice to the Limited Partners, to (a) effect changes of an administrative or ministerial nature which do not materially increase the authority of the General Partner or adversely affect the rights of the Limited Partners, (b) delete or add any provision of this Agreement required to be so deleted or added by a state securities commission or similar agency, which addition or deletion is deemed by such commission or agency to be for the benefit or protection of the Limited Partners, and (c) admit one or more additional Limited Partners or Substituted Limited Partners, or withdraw one or more Limited Partners, in accordance with the terms of this Agreement, (ii) an amendment to any provision which by its express terms applies only to ERISA Partners (which shall include the last paragraph of Section 3.02 and Article XIII) shall also require the Consent of 75% or more of the Percentage Interests of the ERISA Partners and (iii) any provision requiring the Consent of a specified percentage of the Percentage Interests of the Limited Partners may only be amended upon the Consent of such specified percentage of the Percentage Interests of the Limited Partners.

(C)         In addition to any amendments otherwise authorized herein, and notwithstanding anything to the contrary in Section 14.01 and the appropriate portion of 14.02(B), the General Partner, without the consent of any of the Limited Partners, shall amend the provisions of this Agreement relating to the allocations of Profits or Losses or items thereof (including, without limitation, non-taxable receipts or non-deductible expenditures) or credits among the Partners in a manner having the least possible effect on such provisions if the Partnership is advised at any time by the Partnership’s independent certified public accountants or legal counsel that in their opinion such amendments are necessary to give such provisions a basis on which such allocations would be respected for federal income tax purposes or if necessary so as to cause the Capital Accounts of the Partners at the time of liquidation of the Partnership to be in proportion to the amounts which would be distributed if liquidating proceeds available to be distributed to Partners were distributed in accordance with Sections 4.04(C) (if applicable) and 5.02 rather than Section 10.02(C); provided, however, that no such amendments shall affect the Capital Contribution, cash distribution or fee provisions of this Agreement and provided, further that the General Partner is empowered to amend such provisions only to the extent it is approved in advance by the Advisory Committee. Any such amendment made by the General Partner in reliance upon the advice of the accountants or legal counsel described above shall be deemed to be made in compliance with the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such amendment shall give rise to any claim or cause of action by any Limited Partner.

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(D)         The General Partner shall furnish each Limited Partner with a copy of each amendment to this Agreement promptly after its adoption.

14.02.    Exceptions. Notwithstanding the provisions of Section 14.01, no Amendment without the Consent of all Partners shall:

(A)        expand the purposes of the Partnership as set forth in Section 3.01(A) or amend Sections 3.03(A), 14.01 or 14.02;

(B)         increase the liability or increase or decrease the aggregate Capital Contributions required by a Partner, or change, except to the extent permitted pursuant to Section 14.01(C), the rights and interests of a Partner in the Profits, Losses fees or Net Investment Revenues of the Partnership, the voting rights of a Partner or the rights of a Partner respecting continuation or liquidation of the Partnership;

(C)         directly or indirectly affect or jeopardize the status of the Partnership as a partnership for federal income tax purposes; or

(D)	amend clause (5)(y) of Section 13.02(B)(ii) or Section 6.05.
14.03.	Meetings and Voting.

(A)        Meetings of Partners may be called by the General Partner for any purpose permitted by this Agreement or the Act. The General Partner shall give all Partners Notice of the purpose of such proposed meeting and any votes to be conducted at such meeting not less than 15 nor more than 60 days before the meeting. Meetings shall be held at a time and place reasonably selected by the General Partner. Partners may participate in meetings by conference call provided that all parties can hear and speak with each other. The General Partner shall call a meeting of Partners at least once in every Fiscal Year.

(B)         The General Partner shall, where feasible, solicit required Consents of the Limited Partners under this Agreement by written ballot or, if a written ballot is not feasible, at a meeting held pursuant to Section 14.03(A). If Consents are solicited by written ballot, the Limited Partners shall return said ballots to the General Partner within 30 days after receipt.

(C)         For any matter on which the Limited Partners vote, in determining whether the requisite Percentage Interests of the Limited Partners has been obtained, the Percentage Interests of any Limited Partners who are Affiliates of the General Partner shall not be included.

ARTICLE XV

ADVISORY COMMITTEE

15.01.    Selection of the Advisory Committee. The General Partner shall select an “Advisory Committee,” which shall be a committee consisting of at least three and not more than seven Limited Partners. Each Limited Partner selected to be on the Advisory Committee shall designate an individual (and any replacement thereof) to sit on the Advisory Committee as such Limited Partner’s representative who shall have authority to act on behalf of such Limited Partner. No Limited Partner selected to be a member of the Advisory Committee shall be an Affiliate of the General Partner. Each Limited Partner on the Advisory Committee (and such Limited Partner’s representative) (i) is not acting

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in a fiduciary capacity with respect to the Partnership and the Partners, (ii) is free to consider its own interests in the performance of its duties as a member of the Advisory Committee, (iii) is not obligated to devote any fixed amount of time to the activities of the Advisory Committee and (iv) has only the obligations and responsibilities imposed by this Agreement. Any Limited Partner on the Advisory Committee may resign by giving the General Partner 30 days’ prior written notice and may remove and replace its representative by giving the General Partner TWO days’ notice. Additionally, the Advisory Committee may, by a vote of two-thirds of the Limited Partners on the Advisory Committee, remove a Limited Partner’s representative from the Advisory Committee from time to time. Any vacancy in the Advisory Committee (other than those resulting from a change in a Limited Partner’s representative, which shall be filled by such Limited Partner), or any expansion of the membership of the Advisory Committee within the limit set forth above, shall be promptly filled by the General Partner. The Limited Partners on the Advisory Committee shall not receive any compensation in connection with their membership on the Advisory Committee; provided, however that the Limited Partners on the Advisory Committee shall be reimbursed for the reasonable travel expenses incurred to attend one meeting of the Advisory Committee of the Limited Partner’s choice each Fiscal Year.

15.02.    Meetings of and Action by the Advisory Committee. A meeting of the Advisory Committee shall be held in person at least twice in every Fiscal Year at intervals of approximately six months, one of which will be referred to as the “Annual Meeting”, at least one of which in person meetings will be held in Boston, Massachusetts, and additional meetings may be called by the General Partner on not less than 15-days’ notice to all Limited Partners on the Advisory Committee (or such lesser time as is provided in this Agreement) which notice shall include an agenda and a summary of all matters to be considered or discussed at that meeting and shall be so called promptly upon the request of any two members of the Advisory Committee. The General Partner shall designate the date, time and location of each meeting, and shall make reasonable accommodations for conflicts in schedules of Advisory Committee members, a majority of which shall constitute a quorum. Limited Partners on the Advisory Committee may participate by conference call provided that all parties can hear and speak with each other. Except as provided in this Agreement, in all instances where an approval is required by the Advisory Committee, the Advisory Committee shall act by affirmative vote of a majority of the Limited Partners on the Advisory Committee. Except where approval of the Advisory Committee is required, the recommendations of the Advisory Committee shall be advisory only and shall not obligate the General Partner to act in accordance therewith. The General Partner or its designated representative shall be entitled to be present at all meetings of the Advisory Committee although the General Partner shall not be entitled to vote on matters requiring the vote of the Advisory Committee and upon request of the Advisory Committee shall excuse itself from the meeting until recalled.

15.03.    Annual Meeting of Advisory Committee. At the Annual Meeting of the Advisory Committee (which meeting shall be held at the earliest time practicable after the close of the Fiscal Year and the preparation and distribution by the General Partner to the Limited Partners on the Advisory Committee of written reports concerning matters to be discussed) and to the extent appropriate at other Advisory Committee meetings, the General Partner and the Advisory Committee shall discuss:

(A)        the performance and operations of the Partnership for the preceding Fiscal Year, including, without limitation, fees paid, and services and transactions with Affiliates of the General Partner;

(B)	all matters then requiring the Advisory Committee’s approval;
(C)	potential new acquisitions and financings of Investments;

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(D)	potential dispositions of Investments; and
(E)	any other matters reasonably requested by the Advisory Committee.

15.04.    Functions of the Advisory Committee. The Advisory Committee shall have the following functions in addition to those set forth elsewhere in this Agreement:

(A)        Except as provided in Section 6.04(B), the Advisory Committee shall promptly review and approve or disapprove in advance any transactions by the Partnership with the General Partner or its Affiliates.

(B)         The General Partner shall use its best efforts to provide the members of the Advisory Committee at least 10 Business Days prior to any meeting with written reports of all matters to be discussed at such meeting.

(C)         The General Partner shall deliver to the Advisory Committee at the end of each Fiscal Year a report summarizing all the material services, fees and transactions between Affiliates of the General Partner and the Partnership.

(D)         The General Partner shall supply the Advisory Committee with all information and data reasonably requested by the Advisory Committee to enable it to be, on a continuing basis, fully informed about the Partnership’s activities, including, on a quarterly basis, a report setting forth the Partnership’s outstanding indebtedness.

(E)         Except as otherwise provided in this Agreement, the Advisory Committee will promptly review and approve or disapprove any proposal by the General Partner to offer to any Person other than the Partnership a Suitable Investment.

(F)         The Advisory Committee will resolve issues involving conflicts of interest to the extent not otherwise provided for under this Agreement.

(G)         The Advisory Committee will promptly review and approve or disapprove any proposal by the General Partner to terminate the Commitment Period in accordance with Section 2.01(S)(a) or (b).

(H)         The Advisory Committee will determine, at the request of the General Partner, whether any investment that otherwise would be a Suitable Investment shall not be considered a Suitable Investment.

ARTICLE XVI

MISCELLANEOUS

16.01.    Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities; provided, however, such nominee shall be at the direction of the Partnership.

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16.02.    Validity. Each provision of this Agreement shall be considered separate and, if for any reason, any provision(s) which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

16.03.    Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, excluding the conflict of laws provisions thereof.

16.04.    Binding Agreement. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.

16.05.    Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

16.06.    Record of Limited Partners. The General Partner shall maintain at the office of the Partnership a record showing the names and addresses of all the Limited Partners. All Partners and their duly authorized representatives shall have the right to inspect such record for a purpose reasonably related to the applicable Partner’s Interest as a Partner.

16.07.    Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

16.08.    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require. All references to Articles, Sections, Schedules, Appendices and Exhibits refer to the Articles, Sections, Schedules, Appendices and Exhibits in or attached to this Agreement except where the context makes clear a reference to another source.

16.09.    Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

16.10.    Entire Agreement. This Agreement (including the Schedules, Appendices and Exhibits), the Subscription Agreements, and any other written agreements between the General Partner or the Partnership and a Limited Partner (it being acknowledged and agreed that the General Partner or the Partnership may enter into other written agreements with Limited Partners, executed contemporaneously with the admission of such Limited Partners to the Partnership, affecting the terms hereof in order to meet certain requirements of such Limited Partners, and to the extent the terms of any other such written agreement are inconsistent with the terms of this Agreement, the terms of such other written agreement shall prevail over the inconsistent provisions of this Agreement as regards the Limited Partner or Limited Partners who are parties to or otherwise are entitled to the benefits of such other written agreement), contains the entire understanding among the parties hereto and supersede all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.

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16.11.    Disclaimer. Subject to the rights of lenders specified in Sections 3.02(C) or (D), the provisions of this Agreement are not intended for the benefit of any creditor or other Person (other than a Partner in such Partner’s capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners.

16.12.    No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including (i) those provisions which are expressly for the benefit of lenders under a credit facility referred to in Section 8.04 and including the authorization given to the General Partner to grant and assign to lenders the security interests and rights described in Sections 3.02(C) and (D) and (ii) those provisions which are for the benefit of the Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

16.13.    Services to the Partnership. The parties hereto hereby acknowledge and recognize that the Partnership has retained, and may in the future retain, the services of various persons, entities and professionals, including legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Partnership in connection with the investigation, consummation and operation of the Investments or otherwise. The parties hereby acknowledge that such persons, entities and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the General Partner or its Affiliates. Accordingly, each party hereto consents to the representation or provision of services by such persons, entities and professionals to the Partnership and waives any right to claim a conflict of interest solely on the grounds of such relationship. Nothing contained herein shall relieve the General Partner of any duty or liability, including without limitation the duty to monitor and direct such persons, entities and professionals for the best interests of the Partnership. Further, this Section shall not apply where there is an actual or potential conflict between the General Partner or any of its Affiliates and the Partnership.

16.14.    Confidentiality. Each Limited Partner shall maintain the confidentiality of (i) “Non-Public Information,” (ii) any information subject to a confidentiality agreement binding upon the General Partner or the Partnership of which such Limited Partner has written Notice and (iii) the identity of other Limited Partners and their Affiliates so long as such information has not become otherwise publicly available unless, after reasonable notice to the Partnership by the Limited Partner, otherwise compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations including, without limitation, any act regarding the freedom of information to which it may be subject; provided, that each Limited Partner may disclose “Non-Public Information” to its Affiliates, officers, employees, agents, professional consultants, regulators and proposed Substitute Limited Partner upon notification to such Affiliate, officer, employee, agent, consultant, regulator or proposed Substitute Limited Partner that such disclosure is made in confidence and shall be kept in confidence. As used in this Section 16.14, “Non-Public Information” means information regarding the Partnership (including information regarding any Person in which the Partnership holds, or contemplates acquiring, any Investment) or the General Partner received by such Limited Partner pursuant to this Agreement, but does not include information that (A) was publicly known at the time such Limited Partner receives such information pursuant to this Agreement, (B) subsequently becomes publicly known through no act or omission by such Limited Partner or (C) is communicated to such Limited Partner by a third party free of any obligation of confidence known to such Limited Partner. The General Partner may not disclose the identities of the Limited Partners, except on a confidential basis to prospective and other Limited Partners in the Partnership, or to lenders, third-party partners, or other financial sources. Notwithstanding the foregoing, the General Partner understands and agrees that certain Limited Partners may from time to time receive a request for the disclosure of information under freedom of information acts or similar statutes that is Non-Public Information, in which case the Limited Partner shall

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(1) promptly notify the Partnership and the General Partner of the existence, terms and circumstances surrounding such a request, (2) consult with the Partnership and the General Partner on the advisability of taking steps to resist or narrow such request, (3) if disclosure of such information is required, furnish only such portion of such information as such Limited Partner is advised by counsel (whether in-house or outside counsel) is legally required to be disclosed, and (4) cooperate with the Partnership and the General Partner in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed, in the case of this clause (4) as the Limited Partner deems appropriate in its reasonable discretion, taking into account its legal obligations. Notwithstanding any provision of the Agreement to the contrary, the General Partner may withhold disclosure of any Non-Public Information (other than the Agreement or tax reports) to the Limited Partner if the General Partner reasonably determines that the disclosure of such Non-Public Information to the Limited Partner may result in the general public gaining access to such Non-Public Information. If the General Partner withholds information from the Limited Partner, the General Partner will notify the Limited Partner of the general nature and extent of that information and will allow the Limited Partner to view, but not copy or take notes (handwritten or electronically) on, that information on the premises of the General Partner under mutually agreeable circumstances. Each Limited Partner acknowledges that the Partnership derives independent economic value from the Non-Public Information not being generally known and that the Non-Public Information is the subject of reasonable efforts to maintain its secrecy. Each Limited Partner acknowledges the General Partner’s legitimate interest in limiting the disclosure of information which the General Partner believes is confidential and will use reasonable efforts to minimize the adverse impact of disclosure upon the Partnership. Notwithstanding anything herein to the contrary, each Partner (and each employee, representative, or other agent of the Partner) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other U.S. tax analyses) that are provided to the Partner relating to such U.S. tax treatment and tax structure.

[Signatures begin on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

General Partner:

BERKSHIRE MULTIFAMILY VALUE FUND, GP, L.L.C.

By:  Berkshire Property Advisors, L.L.C.,

its Managing Member

By: /s/ David C. Quade

Name:
Title:

Limited Partner:

_____________________________________

By: __________________________________
Name:
Title:

By: __________________________________
Name:
Title:

[Signature Page to Partnership Agreement]

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SCHEDULE A

CAPITAL COMMITMENTS

S-1

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APPENDIX A

Profits, Losses, Tax and Other Allocations

1.           Certain Definitions. The following terms have the definitions indicated below whenever used in this Appendix or the Agreement with initial capital letters:

1.1         Adjusted Capital Account Deficit: With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts which such Partner is obligated to restore to the Partnership pursuant to Regulations § 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Regulations § 1.704-2(g)(1) or Regulations § 1.704-2(i)(5); and

(ii)          Debit to such Capital Account the items described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (d)(5), and (d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.2         Depreciation: For each Fiscal Year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deductions for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

1.3         Gross Asset Value: With respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(A)        the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution determined by the General Partner using such reasonable method of valuation as it may adopt;

(B)         in the discretion of the General Partner, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, immediately prior to the following events:

(i)           a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for an Interest;

(ii)          the distribution by the Partnership to a retiring or continuing Partner of more than a de minimis amount of Partnership property as consideration for an Interest; and

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(iii)         the liquidation of the Partnership within the meaning of Regulations § 1.704-1(b)(2)(ii)(g); and

(iv)        the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the General Partner as of the date of distribution.

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Profits and Losses. Gross Asset Values shall be further adjusted to reflect adjustments to Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) to the extent not otherwise reflected in adjustments to Gross Asset Values. Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts as described in the definition of “Capital Account.”

1.4         Nonrecourse Deductions: The nonrecourse deductions as defined in Regulations § 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during such Fiscal Year reduced by any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Regulations § 1.704-2(c) and 1.704-2(h).

1.5	Nonrecourse Liability: A liability as defined in Regulations § 1.704-2(b)(3).

1.6         Partner Minimum Gain: An amount, with respect to each Partner Nonrecourse Debt, equal to Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations § 1.704-2(i)(3).

1.7         Partner Nonrecourse Debt: A liability as defined in Regulations § 1.704-2(b)(4).

1.8         Partner Nonrecourse Deductions: The partner nonrecourse deductions as defined in Regulations § 1.704-2(i)(2). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year equals the net increase, if any, in the amount of Partner Minimum Gain during such Fiscal Year attributable to such Partner Nonrecourse Debt, reduced by any distributions during that Fiscal Year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent that such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined according to the provisions of Regulations § 1.704-2(h) and 1.704-2(i).

1.9         Partnership Minimum Gain: The aggregate gain, if any, that would be realized by the Partnership for purposes of computing Profits and Losses with respect to each Partnership asset if each Partnership asset subject to a Nonrecourse Liability were disposed of for the amount outstanding on the Nonrecourse Liability by the Partnership in a taxable transaction. Partnership Minimum Gain with respect to each Partnership asset shall be further determined in accordance with Regulations § 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain. A Partner’s share of Partnership Minimum Gain at the end of any Fiscal Year shall equal the aggregate Nonrecourse Deductions allocated to such Partner (or its predecessors in interest) up to that time, less such Partner’s (and predecessors’) aggregate share of decreases in Partnership Minimum Gain determined in accordance with Regulations § 1.704-2(g).

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2.	Allocations. The following provisions are incorporated in the Agreement.

2.1         Allocation of Profits and Losses. Except as otherwise provided in this Appendix A, Profits, Losses and, to the extent necessary, individual items thereof shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to (i) the distributions that would be made to such Partner pursuant to Section 5.02 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Partnership were distributed in accordance with Section 5.02 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets plus (iii) in the case of any Partner, amounts payable by such Partner to the Partnership pursuant to Section 5.04, minus (iv) in the case of the General Partner, any amounts required to be contributed to the Partnership pursuant to Section 6.13, minus (v) in the case of each Limited Partner, the amount of any contribution required to be made by Section 6.05(D).

2.2	Mandatory Allocations.

(A)        Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix A, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, subject to the exceptions set forth in Regulations § 1.704-2(f)(2), (3), (4) and (5), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in such section of the Regulations in accordance with Regulations § 1.704-2(f). This Section 2.2(A) is intended to comply with the minimum gain chargeback requirements in Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(B)         Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix A except Section 2.2(A), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, then, subject to the exceptions set forth in Regulations § 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations § 1.704-2(i)(4). This Section 2.2(B) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(C)         No Excess Deficit. To the extent that any Partner has or would have, as a result of an allocation of Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Loss (or item thereof) shall be allocated to the other Partners in accordance with

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Section 2.1, but in a manner which will not produce an Adjusted Capital Account Deficit as to such Partners. To the extent such allocation would result in all Partners having Adjusted Capital Account Deficits, such Loss shall be allocated to the General Partner.

(D)         Qualified Income Offset. Notwithstanding any other provision of this Appendix A, except Sections 2.2(A) and 2.2(B), in the event any Partner receives any adjustments, allocations or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that cause or increase an Adjusted Capital Account Deficit of such Partner, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

(E)         Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year attributable to an Investment shall be allocated to the Partners in accordance with their respective Investment Percentage from that Investment for such Fiscal Year.

(F)         Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2(i)(1).

(G)         Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code § 734(b) or 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

Each Partner hereby agrees to provide the Partnership with all information necessary to give effect to an election made under Code § 754 if the General Partner determines to make such an election; provided, however, that the cost associated with such an election shall be borne by the Partnership as a whole. With respect to such election:

(i)           Any change in the amount of the depreciation deducted by the Partnership and any change in the gain or loss of the Partnership, for federal income tax purposes, resulting from an adjustment pursuant to Code § 743(b) shall be allocated entirely to the transferee of the Partnership Interest or portion thereof so transferred. Neither the Capital Contribution obligations of, nor the Partnership Interest of, nor the amount of any cash distributions to, the Partners shall be affected as a result of such election, and except as provided in Regulations § 1.704-1(b)(2)(iv)(m), the making of such election shall have no effect except for federal and (if applicable) state and local income tax purpose,

(ii)          Solely for federal and, if applicable, state and local income tax purposes and not for the purpose of maintaining the Partners’ Capital Accounts (except as provided in Regulations § 1.704-1(b)(2)(iv)(m)), the Partnership shall keep a written record for those assets, the bases of which are adjusted as a result of such election, and the amount at which such assets are carried on such record shall be debited (in the case of an increase in basis) or credited (in the case of a decrease in basis) by the amount of such basis adjustment. Any change in the amount of

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the depreciation deducted by the Partnership and any change in the gain or loss of the Partnership, for federal and (if applicable) state and local income tax purposes, attributable to the basis adjustment made as a result of such election shall be debited or credited, as the case may be, on such record.

(H)         Curative Allocations. The allocations set forth in Sections 2.2(A) through (F) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations § 1.704-1(b). The Regulatory Allocations shall be taken into account for the purpose of equitably adjusting subsequent allocations of Profits and Losses, and items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(I)          Nonrecourse Debt Distribution. To the extent permitted by Regulations § 1.704-2(h)(3) and 1.704-2(i)(6), the General Partner shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such distributions would cause or increase a deficit balance in any Partner’s Capital Account that exceeds the amount such Partner is otherwise obligated to restore (within the meaning of Regulations § 1.704-1(b)(ii)(c)) as of the end of the Partnership’s taxable year in which the distribution occurs.

2.3	Allocations for Tax Purposes.

(A)        Except as otherwise provided in this Section 2.3, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of Profits or Losses is allocated pursuant to Sections 2.1 and 2.2.

(B)         In accordance with Code § 704(b) and 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for federal income tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the initial Gross Asset Value of such property. If the Gross Asset Value of any Partnership property is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value of such asset in the manner prescribed under Code § 704(b) and 704(c) and the Regulations thereunder. In furtherance of the foregoing, the Partnership shall employ any reasonable method selected by the General Partner.

(C)         If the Partnership makes in kind (i.e., non cash) distributions pursuant to Section 5.05, and a Partner elects pursuant to Section 5.05 not to receive an in kind distribution, then, for U.S. federal income tax purposes only, taxable gain and taxable loss resulting from the sale or other disposition by the Partnership of such in kind assets will be specially allocated to such electing Partner so that, to the extent possible, Partners who elect to receive cash or other proceeds from such disposition rather than in kind distributions will be allocated taxable gain and loss equal to the amount of taxable gain and loss they would have been allocated if all Partnership assets were sold for cash and no in kind distributions were made and Partners who receive only in kind distributions will be allocated no taxable gain or loss.

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2.4         Allocations to Transferred Interests. Profits and Losses allocable to an Interest assigned or reissued during a Fiscal Year shall be allocated to each Person who was the holder of such Interest during such Fiscal Year, in proportion to the number of days that each such holder was recognized as the owner of such Interest during such Fiscal Year or by an interim closing of the books or in any other proportion permitted by the Code and selected by the General Partner in accordance with this Agreement, without regard to the results of Partnership operations or the date, amount or recipient of any distributions which may have been made with respect to such Interest.

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EXHIBIT 1

FORM OF SUBSCRIPTION AGREEMENT

Exh. 1-1

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